UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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ITT Inc.
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2017
Notice of Annual Meeting
& Proxy Statement
ITT Inc.

March 27, 2017
Denise L. Ramos Chief Executive Officer and President	ITT Inc. 1133 Westchester Avenue White Plains, NY 10604

Dear Fellow Shareholders:
On behalf of the Board of Directors of ITT Inc., I cordially invite you to attend our 2017 Annual Meeting of Shareholders, which will be held on Wednesday, May 10, 2017 at 9:00 a.m. Eastern Time at ITT Inc. Headquarters, 1133 Westchester Avenue, White Plains, NY 10604.
At this year’s meeting, you will be asked to vote on the election of directors, to ratify the appointment of the Company’s independent registered public accounting firm, to cast an advisory vote related to ITT’s executive compensation program and to cast an advisory vote related to the frequency of future shareholder advisory votes on ITT's executive compensation program.
Attached you will find a Notice of 2017 Annual Meeting of Shareholders and Proxy Statement that contain more information about these proposals and the meeting itself, including:

•	how to obtain admission to the meeting if you plan to attend; and

•	different methods you can use to vote your proxy, including by Internet and telephone.
Every shareholder vote is important. We encourage you to vote promptly, even if you plan to attend the Annual Meeting. We appreciate your participation and your ongoing interest in ITT.

Sincerely,

Denise L. Ramos
Chief Executive Officer and President

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Wednesday, May 10, 2017 at 9:00 a.m. Eastern Time

Place	ITT Inc. Headquarters, 1133 Westchester Avenue, White Plains, NY 10604

Items of Business	•
To elect the 10 nominees named in the attached Proxy Statement to the Board of Directors, to serve until the 2018 annual meeting of shareholders or until their respective successors shall have been duly elected and qualified.

	•	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2017 fiscal year.
	•	To conduct an advisory vote on the compensation of the Company's named executive officers.
	•	To conduct an advisory vote to determine whether future shareholder advisory votes on the compensation of the Company's named executive officers should occur every one, two or three years.
	•	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Who Can Vote, Record Date	Holders of record of ITT Inc. common stock at the close of business on March 13, 2017 are entitled to vote at the Annual Meeting and any adjournments or postponements thereof.

Mailing or Availability Date
Beginning on or about March 27, 2017, this Notice of 2017 Annual Meeting and the 2017 Proxy Statement are being mailed or made available, as the case may be, to shareholders of record on March 13, 2017.

About Proxy Voting
It is important that your shares be represented and voted at the Annual Meeting. If you are a registered shareholder, you may vote online at www.proxyvote.com, by telephone or by mailing a proxy card. You may also vote in person at the Annual Meeting. If you hold shares through a bank, broker or other institution, you may vote your shares by any method specified on the voting instruction form that they provide. See details under "How do I vote?" under "Additional Information about Proxy Statement and Voting." We encourage you to vote your shares as soon as possible.

By order of the Board of Directors,
Lori B. Marino
Corporate Secretary
March 27, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
ITT Inc.'s Annual Meeting of Shareholders
to be held on Wednesday, May 10, 2017, at 9:00 a.m. Eastern Time
The Proxy Statement and 2016 Annual Report to Shareholders are available online at
www.proxyvote.com

Proxy Statement Highlights
This summary highlights selected information in this Proxy Statement. Please review the entire document before voting.
Annual Meeting of Shareholders of ITT Inc.

Date	Time	Location	Admission Information
May 10, 2017	9:00 a.m.	ITT Inc. Headquarters 1133 Westchester Avenue White Plains, NY 10604	See page 52 for instructions

Voting Items

Voting Item	Board Voting Recommendation	Further Information (page)
1. To elect the 10 nominees named in the Proxy Statement to ITT's Board of Directors	FOR each nominee	9
2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2017	FOR	16
3. To conduct an advisory vote on the compensation of the Company's named executive officers	FOR	19
4. To conduct an advisory vote to determine the frequency of future shareholder votes on the compensation of the Company's named executive officers	FOR one year	20

How to Vote
Your vote is important. You are eligible to vote if you were a shareholder of record at the close of business on March 13, 2017. Even if you plan to attend the meeting, please vote as soon as possible using one of the following methods. In all cases, you should have your proxy card in hand.

Your vote is important.	Online	By Mail	By Phone	In Person
	:	-
	www.proxyvote.com	Fill out your proxy card and submit it by mail.	1-800-690-6903	Attend in person at the above time and location. Please bring photo ID.

Corporate Governance and Related Matters
We strive to maintain the highest standards of corporate governance and ethical conduct. Maintaining full compliance with the laws, rules and regulations that govern our business, and reporting results with accuracy and transparency, are critical to those efforts. We monitor developments in the area of corporate governance and reviews our processes and procedures in light of these developments. We also review federal and state laws affecting corporate governance, as well as rules and requirements of the New York Stock Exchange (the "NYSE"). We implement other corporate governance practices that we believe are in the best interests of the Company and its shareholders.
We also understand that corporate governance practices evolve over time, and we seek to maintain practices which provide the right framework for our Company to operate within, which are of value to our shareholders and which positively aid in the governance of the Company. Following are some of our key corporate governance practices:

What We Do
✓ Proxy Access for Stockholders
✓ Strong and Independent Non-Executive Chairman
✓ Diverse Board In Terms of Gender, Race and Specific Skills and Qualifications
✓ Annual Election of Directors With Majority Voting in Uncontested Elections
✓ Permit Shareholders To Call Special Meetings
✓ 90% Independent Board Up For Election
✓ No Supermajority Voting Requirements
✓ Regular Executive Sessions of Independent Directors

The following sections provide an overview of ITT's corporate governance structure and processes, including the independence criteria and other criteria we use in selecting director nominees; our leadership structure; and certain responsibilities and activities of the Board of Directors and its committees.
ITT's key governance documents, including the most current versions of our Corporate Governance Principles (the "Principles"), and the charters for the Audit, Compensation and Personnel and Nominating and Governance Committees, are available on our website at www.itt.com/investors/governance/. The most current version of our Code of Conduct is available on our website at www.itt.com/citizenship/code-of-conduct/. We have included our website addresses only as inactive textual references and do not intend them to be active links to our website. Shareholders may also obtain copies of these documents free of charge by sending a written request to ITT Inc., 1133 Westchester Avenue, White Plains, NY 10604, Attention: Corporate Secretary.
Corporate Governance Principles
The Board of Directors has adopted the Principles, which govern the operation of the Board of Directors and its committees and guide the Board of Directors and ITT's leadership team in the execution of their responsibilities. The Nominating and Governance Committee is responsible for overseeing the Principles and reviews them at least annually and makes recommendations to the Board of Directors for updates in response to changing regulatory requirements, issues raised by shareholders or other stakeholders, changing regulatory requirements or otherwise as circumstances warrant. The Board may amend, waive, suspend, or repeal any of the Principles at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board's judgment or fiduciary duties. As noted above, we have posted the Principles on our website at: www.itt.com/investors/governance/. Among other matters, the Principles include the following items concerning the Board:

•	no director may stand for re-election after he or she has reached the age of 72;

•
directors must be able to devote the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings, as well as be able to participate in other matters necessary for good corporate governance;

•
directors are limited to service on four public company boards (including the ITT Board). If the director serves as an active CEO of a public company, the director is limited to service on two public company boards (including the ITT board) in addition to service on his or her own board;

•	the CEO reports at least annually to the Board on succession planning and management development;

•	the Board evaluates the performance of the Chief Executive Officer and other senior management personnel at least annually; and

•	the Board maintains a process whereby the Board and its committees are subject to annual evaluation and self-assessment.

Leadership Structure
Our Board does not have a formal policy with respect to the separation of the roles of Chairman of the Board and Chief Executive Officer and instead takes a flexible approach to that question. The Board believes that this is a matter that should be discussed and determined by the Board from time to time and that each of the possible leadership structures for a board of directors has its particular pros and cons, which must be considered in the context of the specific circumstances, giving due consideration to the individuals involved, the culture and performance of the Company, the needs of the business, fulfillment of the duties of the Board and the best interests of the shareholders. Although the Board may determine to combine the roles of Chairman and Chief Executive Officer in the future, since 2011 the Board has determined that having separate individuals hold the Chairman and Chief Executive Officer positions is the right leadership structure for the Board. This structure allows our Chief Executive Officer to focus on the operations of our business while the independent Chairman focuses on leading the Board in its responsibilities.
Shareholder Engagement
We value the views of our shareholders and other stakeholders, and the input that we receive from them is a key input to our corporate governance practices.  Our engagement program is management led and overseen by the Board.  Our discussions with shareholders can cover a wide range of topics, including financial and operating performance, strategy, capital allocation, corporate governance, executive compensation, social, safety, environmental and other issues.  We believe that it is important for the Board and management to understand shareholder's views and concerns so that we are better able to address issues that matter to our shareholders and to seek input in order to provide perspective on Company policies and practices.  We gain valuable feedback from this type of engagement and the feedback is shared with the Board and its relevant committees.  One recent example is our adoption of a proxy access bylaw last year, which the Board adopted after hearing the feedback from months of thoughtful discussions with various shareholders.
Communication with the Board of Directors
Shareholders and other interested parties may contact any of our directors (including the non-executive Chairman), a committee of the Board, the Board's non-management directors as a group, or the Board as a whole by writing to them c/o ITT Inc., 1133 Westchester Avenue, White Plains, NY 10604, Attention: Corporate Secretary. Communications are distributed to the Board, or to any individual director or directors, as appropriate under the facts and circumstances. Junk mail, advertisements, product inquiries or complaints, resumes, spam and surveys are not forwarded to the Board. Material that is threatening, unduly hostile or similarly inappropriate will also not be forwarded, although any non-management director may request that any communications that have been excluded be made available.
Policies for Approving Related Party Transactions
The Board has adopted a written Related Party Transaction Policy (the "Policy") that addresses the reporting, review and approval or ratification of transactions with related parties. The Policy covers (but is not limited to) those related party transactions and relationships required to be disclosed under Item 404(a) of the Securities Exchange Commission's (the "SEC") Regulation S-K, and applies to each director or executive officer of the Company; any nominee for election as a director of the Company; any security holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company's voting securities; and any immediate family member of any of the foregoing persons (each, a "Related Party").
The Company recognizes that transactions with Related Parties may involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the Company's best interests. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between Related Parties and the Company may be incidental to the normal course of business, may provide an opportunity that is in the best interests of the Company to pursue or that may otherwise not be inconsistent with the best interests of the Company. In other cases it may be inefficient for the Company to pursue an alternative transaction. The Policy therefore is not designed to prohibit Related Party transactions; rather, it is designed to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them. The Policy supplements the provisions of our Code of Conduct concerning potential conflict of interest situations. Under the Policy, an amendment to an arrangement that is considered a Related Party transaction is, unless clearly incidental in nature, considered a separate Related Party transaction.

The Policy provides for the Nominating and Governance Committee to review all Related Party transactions and, wherever possible, to approve such transactions in advance of any such transaction being given effect. In connection with approving or ratifying a Related Party transaction, the Nominating and Governance Committee considers, in light of the relevant facts and circumstances, whether or not the transaction is in, or not inconsistent with, the best interests of the Company, including, as applicable, consideration of the following factors:

•	the position within or relationship of the Related Party with the Company;

•	the materiality of the transaction to the Related Party and the Company, including the dollar value of the transaction, without regard to profit or loss;

•	the business purpose for and reasonableness of the transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Parties;

•	whether the transaction is in the ordinary course of our business and was proposed and considered in the ordinary course of business; and

•
the effect of the transaction on our business and operations, including on the Company's internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The Policy provides standing pre-approval for certain types of transactions that the Nominating and Governance Committee has determined do not pose a significant risk of conflict of interest, either because a Related Party would not have a material interest in a transaction of that type or due to the nature, size and/or degree of significance to the Company. The Policy is re-evaluated periodically.
Code of Conduct
The Company has also adopted the ITT Code of Conduct which applies to all employees, including the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and, where applicable, to its non-management directors. We disclose on our website any changes or waivers from the Code of Conduct for the Company's Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, our non-management directors and other executive officers. In addition, the Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, or persons performing similar functions. We will do this by posting such information on our website as set forth above rather than by filing a Form 8-K.
The Company has established a confidential ethics phone line to respond to employees' questions and reports of ethical concerns. Also, the Audit Committee has established a policy with procedures to receive, retain and treat complaints received by the Company regarding accounting, internal controls or auditing matters, and to allow for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.
Director Independence
The Board of Directors, through the Nominating and Governance Committee, conducts an annual review of the independence of its members. With the assistance of legal counsel to the Company, the Nominating and Governance Committee has reviewed the applicable standards for Board and committee member independence, as well as the standards established by the Principles. A summary of the answers to annual questionnaires completed by each of the directors and a report of transactions with director-affiliated entities are also made available to the Nominating and Governance Committee to enable its comprehensive independence review. On the basis of this review, the Nominating and Governance Committee has delivered a report to the full Board of Directors, and the Board has made its independence determinations based upon the committee's report and the supporting information.
Under NYSE listing standards, an independent director must not have any material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The NYSE requirements pertaining to director independence also include a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. The Board also considers whether directors have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The SEC has a separate independence requirement for audit committee members that overlays the NYSE requirements. The NYSE also recently promulgated rules requiring directors that serve on compensation committees to satisfy additional independence requirements specific to that service.

The Board of Directors has determined that Ms. Ramos is not "independent" because of her employment as Chief Executive Officer and President of the Company. The Board of Directors has reviewed all relationships between the Company and each other member of the Board of Directors and has affirmatively determined that all of the members of the Board other than Ms. Ramos are "independent" pursuant to the applicable listing standards of the NYSE. None of these directors were disqualified from "independent" status under the objective tests set forth in the NYSE standards. In assessing independence under the subjective relationships test described above, the Board of Directors took into account the criteria for disqualification set forth in the NYSE's objective tests, and reviewed and discussed additional information provided by each director and the Company with regard to each director's business and personal activities as they may relate to the Company and its management. Based on the foregoing, as required by the NYSE, the Board made the subjective determination as to each of these directors that no material relationships with the Company exist and no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of such director. The Board also determined that the current members of the Audit Committee and of the Compensation and Personnel Committee meet the applicable SEC and NYSE listing standard independence requirements with respect to membership on such committees.
In making its independence determinations, the Board considered transactions occurring since the beginning of the Company's 2014 fiscal year between the Company and entities associated with the directors or members of their immediate family. All identified transactions that appear to relate to the Company and a person or entity with a known connection to a director were presented to the Board of Directors for consideration. The Board also considered in its analysis the Company's contributions to tax-exempt organizations with respect to each of the non-management directors. In making its subjective determination that each non-management director is independent, the Board considered the transactions in the context of the NYSE objective standards, the special standards established by the SEC for members of audit committees, and the SEC and Internal Revenue Service (the "IRS") standards for compensation committee members. In each case, the Board determined that, because of the nature of the director's relationship with the entity and/or the amount involved in the transaction, the relationship did not impair the director's independence. The Company did not make any contributions to any tax exempt organizations in which any non-management director serves as an executive officer within the past three fiscal years where such contributions exceeded the greater of $1 million or 2% of such organization's consolidated gross revenues.
Board and Committee Roles in Oversight of Risk
The Board of Directors is charged with oversight of the Company's risk management policies and practices with the objective of ensuring that appropriate risk management systems are employed throughout the Company. ITT faces a broad array of risks, including market, operational, strategic, legal, political, international and financial risks. The Board monitors overall corporate performance, the integrity of the Company's financial controls and the effectiveness of its legal compliance and enterprise risk management programs, risk governance practices and risk mitigation efforts. The Board receives reports from management on risk matters in the context of the Company's annual strategy session and strategic planning reviews, the annual operating plan and budget reviews and business reports and other updates provided at meetings of the Board. The various committees of the Board also participate in oversight of the Company's risk management efforts and report to the full Board for consideration and action when appropriate. The Company has established a cross-functional team of members of management referred to as the Risk Center of Excellence ("RCOE"), to internally monitor various risks. Each committee of the Board receives regular reports from the RCOE within the relevant expertise of that committee. For example, the Compensation and Personnel Committee reviews and assesses compensation and incentive program risks to ensure that the Company's compensation programs encourage innovation and balance appropriate business risks and rewards without encouraging risk-taking behaviors that may have a material adverse effect on the Company, and it receives an annual report from the RCOE evaluating these risks. In addition to its duties in assessing major financial risk exposures, the Audit Committee also provides oversight of the Company's policies with respect to risk assessment and risk management.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation and Personnel Committee during 2016 or as of the date of this Proxy Statement have been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of our Compensation and Personnel Committee or Board of Directors.

Director Selection and Composition
In fulfilling its responsibility to identify and recommend to the Board of Directors qualified candidates for membership on the Board, the Nominating and Governance Committee takes into account a variety of factors. Directors of the Company must be persons of integrity, with significant accomplishments and recognized business stature. In addition, the Principles state that as part of the membership criteria for new Board members, individuals must possess such attributes and experiences as are necessary to provide a broad range of personal characteristics including diversity, management skills and business, technological and international experience, among others. The Nominating and Governance Committee's top priority is therefore ensuring that the Board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the long-term interests of shareholders. The Board actively seeks to consider diverse candidates for membership on the Board when it has a vacancy to fill and includes diversity as a specific factor when conducting any search for candidates.
As part of its process in identifying new candidates to join the Board, the Nominating and Governance Committee considers whether, and to what extent, the candidate's attributes and experiences will individually and collectively complement the existing Board, evaluating the current Board's needs for expertise and recognizing that ITT's businesses and operations are diverse and global in nature and that needs can change over time. On an annual basis, as part of its self-evaluation, the full Board of Directors assesses whether its overall mix of directors is appropriate for the Company.
Board recruitment is an ongoing process and the Board strives to maintain an appropriate balance of tenure, turnover, diversity and skills on the Board. The Board believes that there are significant benefits from the valuable experience and familiarity with the Company and its people and processes that longer-tenured directors bring, as well as significant benefits from the fresh perspective and ideas brought by new directors. Since the beginning of 2013, we have added five new independent directors who have brought valuable and varied experience to our Board.
Prior to recommending nominees for election as directors, the Nominating and Governance Committee engages in a deliberative, evaluative process to ensure each nominee possesses the skills and attributes that individually and collectively will contribute to an effective board of directors. Biographical information for each candidate for election as a director is evaluated and candidates for election participate in interviews with existing Board members and management. Each candidate is subject to thorough background checks and nominees must meet the requirements of the Company's Amended and Restated By-laws (the "By-laws") and the Principles. Director nominees must be willing to commit the requisite time for preparation and attendance at regularly scheduled board and committee meetings and participation in other matters necessary for good corporate governance.

During 2016, eleven individuals served on ITT's Board, including a new independent director, Nicholas C. Fanandakis, who was elected on October 20, 2016. Of the 10 directors who are nominees for election at the Annual Meeting, three are female, and one is African American. The directors come from diverse professional backgrounds and industries, including manufacturing, financial and technology. In "Election of Directors (Proxy Item No. 1)" we provide an overview of the background of each nominee, including their principal occupation, business experience and other directorships, together with the key attributes, experience and skills viewed as most meaningful in providing value to the Board, our Company and our shareholders.

The Nominating and Governance Committee identifies director candidates through a variety of sources including personal references and business contacts. On occasion, the Nominating and Governance Committee utilizes a search firm to identify and screen director candidates and pays a fee to that firm for each such candidate elected to the ITT Board. The Nominating and Governance Committee will also consider director nominees recommended by shareholders. Shareholders who wish to recommend candidates may contact the Nominating and Governance Committee in the manner described in "Communication with the Board of Directors." Shareholder nominations must be made according to the procedures required by our By-laws and described in this Proxy Statement under the heading "Information about the Proxy Statement & Voting." Shareholder-recommended candidates and shareholder nominees whose nominations comply with these procedures and who meet the criteria referred to above will be evaluated by the Nominating and Governance Committee in the same manner as other nominees.
Director Orientation and Continuing Education
As part of ITT's director orientation program, new directors participate in one-on-one introductory meetings with members of ITT's leadership team and other functional leaders. This director orientation familiarizes the directors with our business and strategic plans, significant financial, accounting and risk management issues, human resources matters, our compliance programs and other controls, policies and procedures. The orientation also addresses Board procedures, our corporate governance principles and our Board committee charters. Finally, it provides directors with the opportunity to meet with our officers and other key members of management.
The Company endeavors to provide ongoing director education throughout the year. Our annual strategy session, where senior management presents the strategic plans for each of the businesses and the Company as a whole, is one component of that ongoing education. We aim to periodically hold the annual strategy session at an ITT facility in order to increase the Board's understanding of the Company's people, operations, product lines and overall business. Our senior management also presents topics throughout the year to the Board in order to increase their understanding of the Company's business operations, strategies, risks and opportunities.
Directors may also enroll in external director continuing education programs at ITT's expense on topics associated with a director's service on a public company board in order to provide a forum for them to maintain their insight into leading governance practices, exchange ideas with peers and keep current their skills and understanding of their duties as a director.
Executive Sessions of Directors
Agendas for meetings of the Board of Directors include regularly scheduled executive sessions led by the Board's non-executive Chairman for the independent directors to meet without management present. Board members have access to our employees outside of Board meetings, and the Board encourages directors to visit different Company sites and events periodically and meet with local management at those sites and events, either as part of a regularly scheduled Board meeting or otherwise.
Board and Committee Meetings and Membership
The Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Under the Principles, directors are expected to attend all meetings of the Board and all meetings of the committees of which they are members. Members may attend by telephone or video conference to mitigate conflicts, although in-person attendance at regularly scheduled meetings is strongly encouraged. The Board of Directors held nine meetings during the 2016 fiscal year and there were 21 meetings of standing committees. All directors attended at least 75% of the aggregate of all meetings of the Board and standing committees on which they served. It is Company practice that all directors attend our annual meetings. All directors who were on the Board at that time attended our 2016 annual meeting of shareholders either in person or telephonically.
The Board of Directors has an Audit Committee, a Compensation and Personnel Committee and a Nominating and Governance Committee. The following table summarizes the current membership of each Committee:

Name	Audit	Compensation and Personnel	Nominating and Governance
Orlando D. Ashford		✓	✓
G. Peter D'Aloia	✓
Geraud Darnis	✓
Donald DeFosset, Jr.		✓	✓
Nicholas C. Fanandakis	✓
Christina A. Gold	✓	Chair
Richard P. Lavin		✓	✓
Frank T. MacInnis			Chair
Rebecca A. McDonald	✓	✓
Timothy H. Powers	Chair		✓
Denise L. Ramos
Overview of Committees
The charters of each of the Audit, Compensation and Personnel and Nominating and Governance Committees conform with the applicable NYSE listing standards, and each committee periodically reviews its charter, as regulatory developments and business circumstances warrant. Each of the committees considers revisions to their respective charters from time to time to reflect evolving best practices.

Audit Committee

Committee Chair
Timothy H. Powers
(appointed February 17, 2017)

Current Committee Members
• Timothy H. Powers
• G. Peter D'Aloia
• Geraud Darnis
• Nicholas C. Fanandakis
   (appointed October 20, 2016)
• Christina A. Gold
• Rebecca A. McDonald

Number of Meetings Held in 2016: 10

Audit Committee Report

Purpose: to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the financial reporting process.

Responsibilities of the Audit Committee include:
•  select and oversee the independent registered public accounting firm, including determining the independent auditor's qualifications, independence, scope of responsibility and compensation;
• review and discuss with management and the independent auditor the annual audited and quarterly unaudited financial statements and approve those financial statements for inclusion in the Company's public filings;
• review and oversee the Company's selection and application of accounting principles and issues relating to the Company's internal controls and disclosure controls and procedures;
• oversee of the Company's compliance with legal and regulatory requirements, including reviewing the effect of regulatory and accounting initiatives on the Company's financial statements;
• oversee the structure and scope of the Company's internal audit function; and
• assist the Board in fulfilling its oversight of enterprise risk management, particularly through oversight of the Company's policies with respect to risk assessment and risk management and the Company's major financial risk exposures.

The Audit Committee has established policies and procedures for the pre-approval of all services by our independent registered public accounting firm. The Audit Committee also has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received regarding accounting, internal controls and auditing matters. Additional details on the role of the Audit Committee may be found in "Ratification of the Independent Registered Public Accounting Firm (Proxy Item No. 2)" later in this Proxy Statement.
The Board of Directors has determined that each member of the Audit Committee is financially literate and independent, as defined by the rules of the SEC and the NYSE's listing standard, as well as independent under the Principles. Although more than one member of the Board of Directors satisfies the relevant requirements, the Board of Directors has identified Timothy H. Powers as the audit committee financial expert. The Board of Directors has evaluated the performance of the Audit Committee consistent with regulatory requirements.
Compensation and Personnel Committee

Committee Chair
Christina A. Gold

Current Committee Members
• Christina A. Gold
• Orlando D. Ashford
• Donald DeFosset, Jr.
• Richard P. Lavin
• Rebecca A. McDonald

Number of Meetings Held
in 2016: 5

Compensation and Personnel Committee Report

Purpose: to provide oversight review of compensation and benefits of the employees of the Company.

Responsibilities of the Compensation and Personnel Committee include:
• oversee and administer the Company's employee compensation programs, including incentive plans and equity-based compensation plans;
• establish annual performance objectives, evaluate performance and approve individual compensation actions for the Chief Executive Officer and other executive officers;
• review and discuss the Company's talent review and development process, succession planning process for senior executive positions and aspects of culture and diversity for the Company;
• review, discuss and approval of the Compensation Discussion and Analysis included in the Company's annual proxy statement;
• assist the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with the Company's compensation and talent management programs; and
• lead the Company's chief executive officer succession process.

The Board of Directors has determined that each member of the Compensation and Personnel Committee is independent, as defined by the rules of the SEC and the NYSE's listing standard, as well as independent under the Principles. In addition, each committee member is a "non-employee director" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 ("Exchange Act") and an "outside director" as defined in Section 162(m) of the Internal Revenue Code. The Board of Directors has evaluated the performance of the Compensation and Personnel Committee consistent with regulatory requirements.

Nominating and Governance Committee

Committee Chair Frank T. MacInnis Current Committee Members • Frank T. MacInnis • Orlando D. Ashford • Donald DeFosset, Jr. • Richard P. Lavin • Timothy H. Powers Number of Meetings Held in 2016: 6
Purpose: to ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to shareholders of the Company.

Responsibilities of the Nominating and Governance Committee include:
• evaluate the size, composition, governance and structure of the Board and the qualifications, compensation and retirement age of directors;
• identify, evaluate and propose nominees for election to the Board of Directors;
• consider independence and possible conflicts of interest of directors and executive officers and ensuring compliance with applicable laws and NYSE listing standards;
• review and oversee of the corporate governance principles for the Company;
• review of material related party transactions in accordance with the Company's Related Party Transactions policy; and
• assist the Board in fulfilling its responsibility to oversee enterprise risk management, particularly risks in connection with the Company's corporate governance structures and processes and risks related to other primarily nonfinancial matters (for example, business continuity planning).

The Board of Directors has determined that each member of the Nominating and Governance Committee is independent, as defined by the rules of the SEC and the NYSE's listing standard, as well as independent under the Principles. The Board of Directors has evaluated the performance of the Nominating and Governance Committee consistent with regulatory requirements.
As stated above, the Nominating and Governance Committee evaluates the compensation program for the non-management directors and makes recommendations to the Board regarding their compensation. The Nominating and Governance Committee has retained Pay Governance LLC ("Pay Governance") as an independent consultant for this purpose. Pay Governance's responsibilities include providing market comparison data on non-management director compensation at peer companies, tracking trends in non-management director compensation practices, and advising the Nominating and Governance Committee regarding the components and levels of non-management director compensation. The Nominating and Governance Committee is not aware of any conflict of interest on the part of Pay Governance arising from these services or any other factor that would impair Pay Governance's independence. Executive officers do not play any role in either determining or recommending non-management director compensation.
Election of Directors (Proxy Item No. 1)
Ten members of our Board are standing for re-election, to hold office until the 2018 annual meeting of shareholders. As a whole, our director nominees possess a variety of important qualifications, skills and attributes, including those set forth below in the following table.
Snapshot of 2017 Director Nominees

Each director must be elected by a majority of the votes cast by the shareholders represented in person or by proxy at the Annual Meeting. A "majority of the votes cast" means that the number of votes cast "for" a director must exceed the number of votes cast "against" that director (with abstentions and broker non-votes not counted as votes cast with respect to that director). In a contested election for director (an election in which the number of nominees for election as director is greater than the number of directors to be elected), the vote standard would be a plurality of votes cast.
In accordance with our By-laws and Corporate Governance Principles, the Board will only nominate director candidates who agree to tender an irrevocable resignation promptly following their failure to receive the required vote for re-election in an uncontested election. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board.
If an incumbent director fails to receive the required vote for re-election in an uncontested election and submits his or her resignation to the Chairman of the Board or the Corporate Secretary, then the Nominating and Governance Committee (or the equivalent committee then in existence) shall promptly consider the resignation and all relevant facts and circumstances concerning any vote and the best interests of the Company and its shareholders. After such consideration, the Nominating and Governance Committee will make a recommendation to the Board regarding whether the resignation should be accepted or rejected, or whether any other action should be taken. The Board will act on the Committee's recommendation no later than its next regularly scheduled Board meeting (after certification of the shareholder vote) or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision.
Each nominee elected as a director will continue in office until the earlier of the 2018 annual meeting of shareholders, his or her successor having been duly elected and qualified, or his or her death, resignation or removal.
The 10 nominees for election to the Board in 2017 have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, then the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board of Directors. The individuals named as proxies in the proxy card intend to vote the proxy (if you are a shareholder of record) FOR the election of each of these nominees, unless you indicate otherwise on the proxy card.
One of our current directors, Mr. D'Aloia, will retire from the Company's Board effective May 10, 2017, which is the end of his term, in accordance with the requirement in the Corporate Governance Principles that no director shall stand for reelection after he or she has reached the age of 72.
The principal occupation and certain other information about the nominees is set forth on the following pages.

Orlando D. Ashford President of Holland America Line

Career

Orlando D. Ashford has served as the President of Holland America Line, a division of Carnival Corporation, since December 2014. Previously, Mr. Ashford was the President of the Talent business segment at Mercer, a global consulting leader and subsidiary of Marsh & McLennan Companies ("Marsh"). From 2008 to 2012, Mr. Ashford was the Senior Vice President, Chief Human Resources and Communications Officer for Marsh. Prior to joining Marsh in 2008, Mr. Ashford served as Group Director of Human Resources for Eurasia and Africa for the Coca-Cola Company and as Vice President of Global Human Resources Strategy and Organizational Development for Motorola, Inc. He has also held leadership positions with Mercer Delta Consulting, Ameritech and Andersen Consulting. Mr. Ashford serves on the board of directors for the Executive Leadership Council as Chairman and the Seattle chapter of the Positive Coaching Alliance. He also serves on advisory boards for Purdue University School of Technology and the NFL Players Association.

Reasons for Election to the Board of ITT
In considering Mr. Ashford for director of the Company, the Board considered his expertise in addressing talent, culture and human capital issues at the executive level, as well as his significant experience in multinational organizations, providing experience and skills relevant to the Company's international sales operations.

Age: 48 Director Since: December 2011 Board Committees: • Compensation & Personnel Committee • Nominating & Governance Committee

Geraud Darnis Former President & CEO of UTC Building & Industrial Systems

Career

Geraud Darnis served as the President & Chief Executive Officer of UTC Building & Industrial Systems, the world's largest provider of high-technology building systems, whose brands include Otis, Carrier, Chubb, Kidde and Automated Logic from September 2013 to December 2015. UTC Building & Industrial Systems is a unit of United Technologies Corporation. Mr. Darnis served as the President and Chief Executive Officer of UTC Climate, Controls and Security from September 2011 to September 2013. In 2001, he served briefly as President of UTC Power before being named President of Carrier, a position he held until 2011 when Carrier and UTC Fire & Security were combined into UTC Climate, Controls & Security. Prior to 2001, Mr. Darnis held a number of general management and financial positions at UTC in Latin America, Europe and Asia. Mr. Darnis also served as a member on the Air-Conditioning, Heating and Refrigeration Institute from 2003 to 2006, including Chairman from November 2004 to November 2005, and then as an advisory member of the Executive Committee from 2007 to 2014.

Reasons for Election to the Board of ITT
In considering Mr. Darnis for director of the Company, the Board considered his significant management experience as president of a major operating unit at a large global manufacturing company and his wide-ranging expertise in a variety of industries in which the Company operates, including industrial and aerospace.

Age: 57 Director Since: October 2015 Board Committees: • Audit Committee

Donald DeFosset, Jr. Former Chairman, President & CEO of Walter Industries, Inc.

Career

Donald DeFosset, Jr. retired in 2005 as Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified public company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset had served since November 2000 as President and Chief Executive Officer, and since March 2002 as Chairman, of Walter Industries. Over his career, Mr. DeFosset held significant leadership positions in major multinational corporations, including Dura Automotive Systems, Inc., a global supplier of engineered systems, Navistar International Corporation and AlliedSignal, Inc. Mr. DeFosset is currently a director of the following public companies: National Retail Properties Inc. since 2008 (Chairman of Governance and Nominating Committee; Compensation Committee); Regions Financial Corporation since 2005 (Chairman of the Compensation Committee; Risk Committee); and Terex Corporation since 1999 (Chairman of the Nominating and Governance Committee; Audit Committee). Mr. DeFosset is also a director of various private companies and not-for-profit organizations.

Reasons for Election to the Board of ITT
In considering Mr. DeFosset for director of the Company, the Board considered his extensive experience as a chief executive of a large diversified industrial company and as a senior executive of an international machinery manufacturer. His service on the boards of directors of a variety of large public companies further enhances his experience and adds value to the Company's Board.

Age: 68

Director Since: October 2011

Other Public Company Boards:
• National Retail Properties Inc.
• Regions Financial Corporation
• Terex Corporation

Board Committees:
• Compensation & Personnel Committee
• Nominating & Governance Committee

Nicholas C. Fanandakis Executive Vice President and Chief Financial Officer of E.I. du Pont de Nemours and Company

Career

Nicholas C. Fanandakis currently serves as the Executive Vice President and Chief Financial Officer of E. I. du Pont de Nemours and Company. He was appointed to his current position in November 2009 after having served as Group Vice President of DuPont Applied BioSciences in 2008 and the Vice President of Corporate Plans in 2007. Prior to 2007, Mr. Fanandakis served in several positions within the DuPont organization ranging from a variety of plant, marketing and product management positions within Petrochemicals, Chemicals & Pigments, and Specialty Chemicals, as well as in the Industrial Solutions market space. Mr. Fanandakis joined DuPont in 1979 as an accounting and business analyst in the Petrochemicals Department. Mr. Fanandakis is currently a director of the following public company: FTI Consulting, Inc. since January 2014 (Chairman of the Audit Committee).

Reasons for Election to the Board of ITT

In considering Mr. Fanandakis for director of the Company, the Board considered his significant financial and business experience resulting from holding various management positions at a large public manufacturing company, his overall financial management abilities, including multinational legal, tax and banking expertise, and his experience and knowledge of global industrial markets.

Age: 60 Director Since: October 2016 Other Public Company Boards: • FTI Consulting, Inc. Board Committees: • Audit Committee

Christina A. Gold Former President & CEO of The Western Union Company

Career

Christina A. Gold was President and Chief Executive Officer of The Western Union Company, a leading company in global money transfer, from September 2006 to September 2010. She was President of Western Union Financial Services, Inc. and Senior Executive Vice President of First Data Corporation, former parent company of The Western Union Company, from May 2002 to September 2006. Prior to that, Ms. Gold served as Vice Chairman and Chief Executive Officer of Excel Communications, Inc., from October 1999 to May 2002. From 1998 to 1999, Ms. Gold served as President and CEO of Beaconsfield Group, Inc., a direct selling advisory firm that she founded. Ms. Gold began her career in 1970 at Avon Products, Inc., where she spent 28 years in a variety of significant leadership positions. She currently serves on the board of Carleton University. Ms. Gold is currently a director of the following public companies: International Flavors & Fragrances, Inc. since 2013 (Compensation Committee; Governance Committee) and Korn/Ferry International since 2014 (Compensation and Personnel Committee; Governance Committee). Ms. Gold has also served as a director since 2001 of New York Life Insurance Company and currently serves on the board of the Safe Water Network.

Reasons for Election to the Board of ITT

In considering Ms. Gold for director of the Company, the Board considered her extensive experience as the Chief Executive Officer of a public company with wide ranging global leadership, management and marketing experience. The Board also considered her long history as a director and extensive knowledge of the Company, its operations and its people.

Age: 69

Director Since: December 1997

Other Public Company Boards:
• International Flavors & Fragrances, Inc.
• Korn/Ferry International

Former Public Company Boards:
• Exelis Inc. (2011-2013)

Board Committees:
• Compensation & Personnel Committee (Chair)
• Audit Committee

Richard P. Lavin Former President & CEO of Commercial Vehicle Group, Inc.

Career
Richard P. Lavin was Chief Executive Officer and President of Commercial Vehicle Group, Inc., a leader in the development, manufacturing and fulfillment of fully integrated system solutions for the commercial vehicle market from May 2013 to November 2015. Prior to joining Commercial Vehicle Group, Mr. Lavin spent 29 years in a variety of positions with Caterpillar Inc., including as Vice President of manufacturing operations for the Asia Pacific Division, serving as Chairman of Shin Caterpillar Mitsubishi Ltd. (SCM) — now Caterpillar Japan Ltd. (CJL) — and Chairman of Caterpillar (China) Investment Co., Ltd, and as a group president for Construction Industries and Growth Markets. Mr. Lavin is currently a director of the following public companies: USG Corporation since 2009 (Chairman of the Compensation Committee; Finance Committee) and Allison Transmission Holdings, Inc. since 2016 (Compensation Committee).

Reasons for Election to the Board of ITT
In considering Mr. Lavin for director of the Company, the Board considered his experience overseeing Caterpillar Inc.'s largest operating division and extensive international experience through overseeing that company's operations in China, India, Japan and the Asia-Pacific region. In addition, Mr. Lavin has a diverse legal and human resources background, having served as director of Corporate Labor and Human Relations and director of Compensation and Benefits, as well as the Vice President of Caterpillar's Human Services Division.

Age: 65

Director Since: May 2013

Other Public Company Boards:
• USG Corporation
• Allison Transmission Holdings, Inc.

Former Public Company Boards:
• Commercial Vehicle Group, Inc. (2013-2015)

Board Committees:
• Compensation & Personnel Committee
• Nominating & Governance Committee

Frank T. MacInnis Former CEO of EMCOR Group, Inc.

Career

Frank T. MacInnis was Chief Executive Officer of EMCOR Group, Inc., one of the world's largest providers of electrical and mechanical construction services, energy infrastructure and facilities services, from 1994 to 2011 and Chairman of the Board from 1994 to 2013. Throughout his career Mr. MacInnis has managed construction and operations all over the world, including in Tehran, Baghdad, Bangkok, the United Arab Emirates, London, the United States and Canada. Mr. MacInnis is also a director of various private companies and not-for-profit organizations.

Reasons for Election to the Board of ITT
In considering Mr. MacInnis for director of the Company, the Board considered his more than 25 years of broad-based experience as a chief executive officer of a leading, publicly held, international mechanical and electrical construction, energy infrastructure and facilities services provider. The Board also considered his experiences on the boards of various other public companies, his leadership and insights in many of the commercial and defense markets served by the Company, as well as his background in corporate governance, finance and accounting, legal, strategy and risk management. The Board also considered his long history as a director and extensive knowledge of the Company, its operations and its people.

Age: 70

Director Since: October 2001
Chairman Since: October 2011

Former Public Company Boards:
• EMCOR Group, Inc. (1994-2015)
• The Williams Companies, Inc. (1998-2016)

Board Committees:
• Nominating & Governance Committee (Chair)

Rebecca A. McDonald Former CEO of Laurus Energy Inc.

Career

Rebecca A. McDonald retired in July 2012, having served since December 2008 as Chief Executive Officer of Laurus Energy Inc., a company involved in underground coal gasification development. She previously served as President, Gas and Power, BHP Billiton from March 2004 to September 2007, and, from October 2001 to January 2004, she served as President of the Houston Museum of Natural Science. Ms. McDonald has more than 25 years of experience in the energy industry. She has been responsible for the development, construction and operation of natural gas and liquids pipelines, gas and electricity distribution companies, as well as power plant and gas processing facilities in North America, Asia, Africa and South America. Ms. McDonald is currently a director of the following public company: Veresen Inc. since 2008 (Audit Committee; Environment, Health & Safety Committee).

Reasons for Election to the Board of ITT

In considering Ms. McDonald for director of the Company, the Board considered her significant expertise in the oil and gas industry, as well as her executive-level experience and extensive knowledge of business systems and operations. The Board also considered her experience as a director of a variety of public and private companies within the energy industry.

Age: 64

Director Since: December 2013

Other Public Company Boards:
• Veresen Inc.

Former Public Company Boards:
• Aggreko plc (2001-2015)
• Granite Construction Incorporated
(1994-2015)
• CRH public limited company (2015-2016)

Board Committees:
• Compensation & Personnel Committee
• Audit Committee

Timothy H. Powers Former Chairman, President and CEO of Hubbell Incorporated

Career
Timothy H. Powers was the Chairman, President and Chief Executive Officer of Hubbell Incorporated from 2004 to 2013. He was appointed to the position of Chairman after having served as the President and Chief Executive Officer of Hubbell from 2001 to 2004 and as the Senior Vice President and Chief Financial Officer from 1998 to 2001. Mr. Powers also served as Executive Vice President, Finance and Business Development Americas Region at ABB, Inc. and as Vice President and Corporate Controller for BBC Brown Boveri, Inc. Mr. Powers is currently a director of the following public company: WestRock Company (formerly MeadWestvaco Corporation) since 2006 (Audit Committee; Compensation Committee). In addition, Mr. Powers served as a director of the National Electric Manufacturers Association and as a trustee for Manufacturers Alliance for Productivity and Innovation until 2013.

Reasons for Election to the Board of ITT
In considering Mr. Powers for director of the Company, the Board considered his significant experience as a Chief Executive Officer and finance officer in global manufacturing and engineering companies. The Board also considered his experience in the areas of management, strategic planning, and mergers and acquisitions in the manufacturing industry.

Age: 68

Director Since: February 2015

Other Public Company Boards:
• WestRock Company

Former Public Company Boards:
• Hubbell Incorporated (2004-2014)

Board Committees:
• Audit Committee (Chair)
• Nominating & Governance Committee

Denise L. Ramos CEO and President, ITT Inc.

Career

Denise L. Ramos was appointed Chief Executive Officer, President and a director of the Company in October 2011. She previously served as Senior Vice President and Chief Financial Officer of the Company since 2007. Prior to joining the Company, Ms. Ramos served as Chief Financial Officer for Furniture Brands International from 2005 to 2007. From 2000 to 2005, Ms. Ramos served as Senior Vice President and Corporate Treasurer at Yum! Brands, Inc. and Chief Financial Officer for the U.S. division of KFC Corporation. Ms. Ramos began her career in 1979 at Atlantic Richfield Company (ARCO), where she had more than 20 years of business and financial experience serving in a number of increasingly responsible finance positions, including Corporate General Auditor and Assistant Treasurer. Ms. Ramos is currently a director of the following public company: Phillips 66, since 2016 (Audit and Finance Committee; Nominating & Governance Committee; Public Policy Committee). She serves on the Board of Trustees for the Manufacturers Alliance for Productivity and Innovation and is also a member of the Business Roundtable and the Business Council. Ms. Ramos was included in the Top 100 CEO Leaders in Science, Technology, Engineering and Math publication by STEMconnector, she received a Distinguished Leadership Award from the New York Hall of Science and she was named to Fortune magazine's 2014 Top People in Business.

Reasons for Election to the Board of ITT
In considering Ms. Ramos for director of the Company, the Board considered Ms. Ramos' unique background which combines more than two decades in the oil and gas industry with significant retail and customer-centric experience. The Board also considered her extensive operational and manufacturing experience with industrial companies and, in particular, her intimate knowledge of the Company's business and operations having served as its Chief Financial Officer from 2007 to 2011 and as its Chief Executive Officer since 2011.

Age: 60 Director Since: October 2011 Other Public Company Boards: • Phillips 66 Former Public Company Boards: • Praxair Inc. (2014-2016)

Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote FOR the election of the 10 nominees listed above as directors. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of the 10 nominees listed above as directors.

Ratification of Appointment of the Independent Registered Public Accounting Firm (Proxy Item No. 2)
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company's independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm's qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the potential impact of selecting a different independent registered public accounting firm.
The Audit Committee has selected, and the Board of Directors has ratified the selection of, Deloitte & Touche LLP ("Deloitte") to serve as our independent registered public accounting firm for 2017. Deloitte has served as the Company's independent registered public accounting firm since 2002. In accordance with SEC rules and Deloitte policies, audit partners are subject to rotation requirements which limit the number of consecutive years an individual partner may provide service to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Company's lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full committee and with management.
The Audit Committee and Board of Directors believe that the continued retention of Deloitte as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm for 2017. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification because we value our shareholders' views on the Company's independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Board of Directors and the Audit Committee to consider the selection of a different firm. In addition, even if shareholders ratify the selection of Deloitte, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
Deloitte is a registered public accounting firm regulated by the Public Company Accounting Oversight Board (the "PCAOB"). Representatives of Deloitte attended all regularly scheduled meetings of the Audit Committee during 2016. The Audit Committee discussed with the independent registered public accounting firm all communications required by auditing standards of the PCAOB. In addition, the committee discussed with the registered public accounting firm its independence from the Company and its management. The Audit Committee annually reviews and considers Deloitte's performance of the Company's audit. Performance factors reviewed include Deloitte's:

•	independence	•	leadership
•	experience	•	non-audit services
•	technical capabilities	•	management structure
•	client service assessment	•	peer review program
•	responsiveness	•	commitment to quality report
•	financial strength	•	appropriateness of fees charged
•	industry insight	•	compliance and ethics program
The Audit Committee also reviewed the terms and conditions of Deloitte's engagement letter including an agreement between the Company and Deloitte to submit disputes between Deloitte and the Company to a dispute resolution process.
The Audit Committee discussed the engagement letter, as well as Deloitte's fees and services with Deloitte and Company management. The Audit Committee also determined that any non-audit services (services other than those described in the annual audit services engagement letter) provided by Deloitte were permitted under the rules and regulations concerning auditor independence promulgated by the SEC and rules promulgated by the PCAOB. Representatives of Deloitte will be present at the Annual Meeting to answer questions. Representatives of Deloitte also will have the opportunity to make a statement if they desire to do so.

Independent Registered Public Accounting Firm Fees. Aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and 2015 represent fees billed by Deloitte and its foreign affiliates.

Fiscal Year Ended (in thousands)	2016	2015
Audit Fees(1)	$3,745	$4,075
Audit-Related Fees(2)	139	105
Tax Fees:(3)
Tax Compliance Services	333	116
Tax Planning Services	138	501
Total Tax Services (sum of Tax Fees)	471	617
All Other Fees	—	—
Total	$4,355	$4,797

(1)	Fees for audit services billed in 2016 and 2015 consisted of:

•	audit of the Company's annual financial statements and internal control over financial reporting;

•	reviews of the Company's quarterly financial statements;

•	statutory and regulatory audits, consents and other services related to SEC matters; and

•	financial accounting and reporting consultations.

(2)	Fees for audit-related services billed in 2016 and 2015 consisted of miscellaneous attest services.

(3)	Fees for tax services billed in 2016 and 2015 consisted of tax compliance and tax planning and advice:

•
Tax compliance services are services rendered, based upon facts already in existence or transactions that have already occurred, to document, compute and obtain government approval for amounts to be included in tax filings consisting primarily of:

◦	federal, foreign, state and local income tax return assistance;

◦	Internal Revenue Code and foreign tax code technical consultations; and

◦	transfer pricing analyses.

•
Tax planning services are services and advice rendered with respect to proposed transactions or services that alter the structure of a transaction to obtain an anticipated tax result. Such services consisted primarily of tax advice related to intra-group restructuring.

Pre-Approval of Audit and Non-Audit Services. The Audit Committee pre-approves audit services provided by Deloitte. The Audit Committee has a policy on pre-approval of permitted non-audit services provided by Deloitte. The purpose of the policy is to identify thresholds for services, project amounts and circumstances where Deloitte may perform permitted non-audit services. A second level of review and approval by the Audit Committee is required when such permitted non-audit services, project amounts or circumstances exceed the specified amounts.
The Audit Committee has determined that, where practical, all permitted non-audit services shall first be placed for competitive bid prior to selection of a service provider. Management may select the party deemed best suited for the particular engagement, which may or may not be Deloitte. The policy is reviewed and reaffirmed on a regular basis to assure conformance with applicable rules.
The Audit Committee has approved specific categories of audit, audit-related and tax services incremental to the normal auditing services, which Deloitte may provide without further Audit Committee pre-approval. These categories include, among others, the following:

1.	Due diligence, closing balance sheet audit services, purchase price dispute support and other services related to mergers, acquisitions and divestitures;

2.
Employee benefit advisory services, independent audits and preparation of tax returns for the Company's defined contribution, defined benefit and health and welfare benefit plans, preparation of the associated tax returns or other employee benefit advisory services;

3.	Tax compliance and certain tax planning and advice work; and

4.	Accounting consultations and support related to U.S. generally accepted accounting principles ("GAAP").

The Audit Committee has also approved specific categories of audit-related services, including the assessment and review of internal controls and the effectiveness of those controls, which outside internal audit service providers may provide without further approval.
If fees for any pre-approved non-audit services provided by either Deloitte or any outside internal audit service provider exceed a pre-determined threshold during any calendar year, any additional proposed non-audit services provided by that service provider must be submitted for second-level approval by the Audit Committee. Other audit, audit-related and tax services which have not been pre-approved are subject to specific prior approval. The Audit Committee reviews the fees paid or committed to Deloitte during regularly scheduled meetings and at other times as necessary.
The Company has policies and procedures in place prohibiting, in some cases, employment of former Deloitte employees who were members of the audit engagement team.

Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote FOR the ratification of Deloitte to serve as the Company's independent registered public accounting firm for the 2017 fiscal year. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of Deloitte.

Audit Committee Report
Role of the Audit Committee.    The Audit Committee of the Board of Directors provides oversight on matters relating to the Company's financial reporting process and ensures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. This includes responsibility for, among other things:

•	determination of qualifications and independence of Deloitte, the Company's independent registered public accounting firm;

•	appointment, compensation and oversight of Deloitte in preparing or issuing audit reports and related work;

•
review of financial reports and other financial information provided by the Company, its systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements;

•	oversight and review of procedures developed for consideration of accounting, internal accounting controls and auditing-related complaints;

•	review of the Company's policies with respect to risk assessment, risk management and the Company's major financial risk exposures;

•	monitoring all elements of the Company's internal control over financial reporting; and

•	adoption of and monitoring the implementation and compliance with the Company's Non-Audit Services Policy.
The Audit Committee also has oversight responsibility for confirming the scope and monitoring the progress and results of internal audits conducted by the Company's internal auditor. The Audit Committee discussed with the Company's internal auditors and Deloitte the plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, and discussed the results of their examinations, their evaluation of the Company's internal controls, and the Company's financial reporting.
The Company's management has primary responsibility for the financial statements, including the Company's system of disclosure and internal controls. The Audit Committee may investigate any matter brought to its attention. In that regard, the Audit Committee has full access to all books, records, facilities and personnel of the Company, and the Audit Committee may retain outside counsel, auditors or other independent experts to assist the Committee in performing its responsibilities. Any individual may also bring matters to the Audit Committee by following the procedures set forth in this Proxy Statement under the heading "Communication with the Board of Directors."
Audit Committee Charter.    The Board of Directors has adopted a written charter for the Audit Committee, which the Board of Directors and the Audit Committee review, and at least annually update and reaffirm. The charter sets out the purpose, membership and organization, and key responsibilities of the Audit Committee.
Regular Review of Financial Statements.    During 2016, the Audit Committee reviewed and discussed the Company's audited financial statements with management. The Audit Committee, management and Deloitte reviewed and discussed the Company's unaudited financial statements before the release of each quarter's earnings report and filing on Form 10-Q, and the Company's audited financial statements before the annual earnings release and filing on Form 10-K.

Communications with Deloitte.  The Audit Committee has reviewed and discussed with management and Deloitte the matters required to be discussed under the standards of the PCAOB. These discussions included Deloitte's responsibilities under generally accepted auditing standards in the United States, significant accounting policies and management judgments, the quality of the Company's accounting principles and accounting estimates. The Audit Committee met privately with Deloitte eight times during 2016.
Independence of Deloitte.   Deloitte is directly accountable to the Audit Committee and the Board of Directors. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence and has discussed with Deloitte their independence from management and the Company, any disclosed relationships and the impact of those relationships on Deloitte's independence.
Recommendation Regarding Annual Report on Form 10-K.    In performing its oversight function with regard to the 2016 financial statements, the Audit Committee relied on financial statements and information prepared by the Company's management. It also relied on information provided by the internal audit staff as well as Deloitte. The Audit Committee reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2016. Based on these discussions, and the information received and reviewed, the Audit Committee recommended to the Company's Board of Directors that the Company's financial statements be included in the Company's 2016 Annual Report on Form 10-K.
This report is furnished by the members of the Audit Committee.

• G. Peter D'Aloia	• Geraud Darnis	• Nicholas C. Fanandakis
• Christina A. Gold	• Rebecca A. McDonald	• Timothy H. Powers (Chair)
Advisory Vote to Approve Executive Compensation
(Proxy Item No. 3)
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our named executive officers as defined by the SEC in Item 402 of Regulation S-K (the "Named Executive Officers" or "NEOs") as disclosed later in this Proxy Statement in the Compensation Discussion and Analysis. The following resolution will be submitted for a shareholder vote at the Annual Meeting:
"RESOLVED, that the shareholders of ITT Inc. (the "Company") approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to Item 402 of the Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures."
In considering their vote, shareholders may wish to review with care the information on the Company's compensation policies and decisions regarding the NEOs presented in this Proxy Statement in the Compensation Discussion and Analysis.
In particular, shareholders should note that the Company's Compensation and Personnel Committee bases its executive compensation decisions on the following:

•	alignment of executive and shareholder interests by providing incentives linked to earnings per share, adjusted cash flow, operating margin and revenue performance;

•	the ability for executives to achieve long-term shareholder value creation without undue business risk;

•	creating a clear link between an executive's individual contribution and performance and his or her compensation;

•	the extremely competitive nature of the industries in which we operate and our need to attract and retain the most creative and talented industry leaders; and

•	comparability to the practices of peers in the industries that we operate in and other comparable companies generally.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the SEC's compensation disclosure rules.

The Board values the opinions of the Company's shareholders as expressed through their votes and other communications. This vote is advisory in nature and non-binding; however, the Board will review and consider the shareholder vote when determining executive compensation. The current frequency of non-binding advisory votes on executive compensation is an annual vote, and we anticipate that the next vote will be at next year's annual meeting.

Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote FOR the advisory resolution approving the compensation of the Company's Named Executive Officers as described in this Proxy Statement. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR this management proposal.

Advisory Vote on the Frequency of Future Shareholder Votes on Executive Compensation (Proxy Item No. 4)
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in this Proxy Statement a separate proposal for shareholders to recommend, in a non-binding vote, whether a non-binding shareholder vote to approve the compensation of our named executive officers (Proposal No. 3 in this Proxy Statement) should occur every one, two or three years.
In considering their vote, shareholders may wish to review with care the information presented in connection with Proposal No. 3, as well as the information on the Company's compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis.
We believe that a shareholder vote on executive compensation should occur every year. We believe the one-year frequency provides the highest level of accountability and communication by enabling shareholders to express their approval of our executive compensation program when the most recent executive compensation information is presented in our proxy statement. In particular, because the Compensation Discussion and Analysis is typically limited to compensation decisions that relate to the most recently completed fiscal year, shareholders may lack sufficient context to evaluate multiple years of compensation decisions if the vote were to occur less often than annually.
We also believe that providing the vote only every two or three years may prevent shareholders from communicating in a meaningful manner. For example, we may not know whether the shareholder vote approves or disapproves of compensation for the reporting period or the compensation for previous reporting periods or both. As a result, the implications of the shareholder vote could be difficult to discern.
If we continue to hold an annual advisory vote on executive compensation, we will present a resolution subject to a non-binding shareholder vote to approve the compensation of our named executive officers in the proxy materials for our 2018 annual meeting of shareholders. Such resolution will correspond to the resolution set forth in this Proxy Statement and in each of our annual meeting proxy statements since 2011.
For the reasons stated above, the Board of Directors is recommending a vote for a one-year frequency for the non-binding shareholder vote to approve the compensation of our named executive officers. Note that shareholders are not voting to approve or disapprove the recommendation of the Board of Directors with respect to this proposal. Instead, each proxy card provides for four choices with respect to this proposal: a one, two, or three-year frequency or shareholders may abstain from voting on this proposal.
Your vote on this proposal will be non-binding on us and the Board of Directors, and it will not be construed as overruling a decision by us or the Board of Directors. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors. However, the Board of Directors values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future decisions on the inclusion of such proposals in the proxy materials.

Recommendation of the Board of Directors
The Board of Directors recommends that you vote ONE YEAR with respect to how frequently a non-binding shareholder vote to approve the compensation of our named executive officers should occur. Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR a frequency of ONE YEAR.

Compensation Discussion and Analysis
Executive Summary
Business Environment and Financial Results. During 2016, we faced a challenging market environment in many of our key end markets. Weakness in the global oil & gas, mining and general industrial markets reduced revenue from our Industrial Process and Interconnect Solutions business segments by 21%. We benefited from a diversified portfolio and partially offset these market challenges through aggressive cost management and growth and share gains in the automotive brake pad market, including incremental benefit from our 2015 acquisition of Wolverine Advanced Materials.
Our 2016 GAAP financial results include the following:

•	Revenue declined 3% to $2.4B,

•	Operating margin declined 450 basis points to 10.8%, and

•	Earnings per share (EPS) was $2.02.
Despite financial headwinds, we delivered 8% total shareholder return in 2016, and we continued to make investments in the future of our business, as reflected by our acquisition of Axtone Railway Components, which was announced in November 2016 and completed in January 2017. We also continue to focus on human capital by driving a healthy, high performing culture and focusing on our people, enabling our leaders to drive the Company's strategy in the years to come.

Our Commitment to Pay for Performance Alignment. We have designed our compensation programs to align the pay of our senior executives with both our short-term and long-term financial results and the performance of our stock.
Our annual advisory vote on executive compensation ("Say on Pay") has received an average of 97% support over the last four years. We believe this support affirms our program design and our pay for performance approach.
The majority of pay for our CEO and other NEOs is 'at risk' and impacted by our financial results and stock price.

The Impact of Business Results on Our 2016 Incentive Plans. As a result of our below target financial performance, on average, our incentive plans paid out below target.

•	Our CEO received an annual incentive plan (AIP) payout that was 80.5% of target and the average payout to our other NEOs was 75%.

•	The 2014-2016 performance unit (long-term incentive) awards had a zero payout.
The Impact of Business Results on CEO Realized Pay. We believe that the Summary Compensation Table (the "SCT") should be supplemented with realized CEO pay because long-term incentive awards are valued based on accounting rules rather than the actual value of the shares vested or realized by the CEO.
The chart below shows the alignment between the actual pay received by our CEO and the Company's three-year shareholder returns. In 2015, our three-year TSR (representing total shareholder returns for the period 2013-2015) was +55%. In 2016, our three-year TSR (representing total shareholder returns for the period 2014-2016) was -11%. Realized pay decreased from 2015 to 2016 due to the zero payout of the 2014-2016 performance unit awards and the below target payout of the 2016 AIP.

3-Year TSR
+55%
3-Year TSR
-11%
Realized pay decreased 60% from 2015 to 2016
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Target
Realized
Target
Realized
2015
2016
Salary
AIP Award
LTI Awards

•	Target pay for each calendar year includes: annual salary + AIP award at target payout + the grant date fair value of long-term incentive (LTI) awards granted during the year.

•	Realized pay for each calendar year includes: annual salary + actual AIP payout + the value of LTI awards as of the vesting date, that vested during the year (which were granted three years ago).

Explanation of the Pay Decisions for Our CEO. In the first quarter of each year, the Compensation and Personnel Committee meets to determine CEO pay decisions for base salary, annual incentive plan and LTI award grants reflecting both prior year performance and appropriate positioning versus the representative peer group described on page 25. The following table displays the decisions made during 2016 and 2017.

Pay Component	2016 Pay Decisions	2017 Pay Decisions	Decision Driver for First Quarter 2017 Decisions
Base Salary	$1,000,000	$1,000,000	The Committee considered Ms. Ramos' base salary to be competitively positioned and did not change the base salary.
Annual Incentive Plan	$1,162,000 (Earned in 2015 and paid in 1Q2016 and shown in SCT for 2015)	$805,000 (Earned in 2016 and paid in 1Q2017 and shown in SCT for 2016)
Ms. Ramos received an AIP payout that was 80.5% of target. As described below, 90% of the AIP payout for NEOs is tied directly to ITT's financial results. The Committee chose to award Ms. Ramos at 125% for the 10% individual component of the AIP for the following accomplishments:
• Strong leadership while key markets such as oil & gas were undergoing a structural reset.
• Realignment of the organization to create the Chief Operating Officer role, in order to drive better operational execution and efficiencies.
• Continuing to position ITT well for the future through prudent acquisitions, a strong balance sheet and investments in R&D, people and culture.

Ms. Ramos' AIP target for 2017 remained at 100% of base salary.

Long-Term Incentives(1)	$4,500,000	$4,500,000	The Committee considered Ms. Ramos' LTI award value to be competitively positioned and did not change the target value from the previous year.
Total Earned Direct Compensation	$6,662,000	$6,305,000

(1)
The 2016 LTI award value differs from what is displayed in the SCT and Grants of Plan-Based Awards table for 2016, each of which present the value recorded for accounting purposes. The 2017 LTI award was granted in February 2017 and is not included in the SCT and the Grants of Plan-Based Awards table.

Governance and Compensation
Executive Compensation Philosophy. We have designed our compensation programs to help us recruit and retain the executive talent required to successfully manage our business, achieve our business objectives and maximize their long-term contributions to our success. We include compensation elements that are designed to align the interests of executives with our goals of enhancing shareholder value and achieving our long-term strategies. We determine total annual compensation by reviewing the median of the competitive market, then position compensation at, above or below the median based on experience, performance, critical skills, and the general talent market for each senior executive.
Best Practices that Support Our Executive Compensation Philosophy. The Compensation and Personnel Committee oversees the design and administration of our executive compensation programs and evaluates these programs against competitive practices, legal and regulatory developments and corporate governance trends. The Compensation and Personnel Committee has incorporated the following best practices into our programs:

What We Do
✓ Emphasize Long-Term Compensation to Ensure Alignment of Pay With Long-Term Performance
✓ Significant Majority of Pay is Performance-Based and Not Guaranteed
✓ Stock Ownership Requirements Require Meaningful Holdings
✓ Double-Trigger Change in Control Vesting of Equity Awards
✓ Clawback Policy That Applies to Our Annual Incentive Plan and Equity Awards
✓ Limited Perquisites and Personal Benefits

What We Don't Do
✗ No Hedging or Pledging of Company Stock
✗ No Accelerated Vesting of Equity Awards or Severance Benefits Solely Upon a Change in Control
✗ No Tax Gross-Ups (unless related to international assignment or relocation)
✗ No Golden Parachutes
✗ No Repricing of Stock Options
✗ No Supplemental Defined Benefit Pension for Executives

Key Participants in the Compensation Process.
Role of the Compensation and Personnel Committee
The Compensation and Personnel Committee reviews and approves the compensation elements and the compensation targets for each of our executive officers, including the NEOs. The Compensation and Personnel Committee also makes determinations with respect to the AIP as it relates to our executive officers, including the approval of annual performance goals and subsequent full-year achievement against those goals. It administers all elements of the Company's long-term incentive plan, and approves the benefits and perquisites offered to executive officers. Further, the Compensation and Personnel Committee evaluates the Company's compensation programs on an annual basis to ensure that our plans do not induce or encourage excessive risk-taking by participants. Pursuant to its charter, the Compensation and Personnel Committee may delegate authority to act upon specific matters to a subcommittee.
Role of Management
During 2016, our CEO and Chief Human Resources Officer made recommendations to the Compensation and Personnel Committee regarding executive compensation actions and incentive awards. The Chief Human Resources Officer serves as the liaison between the Compensation and Personnel Committee and Pay Governance, providing internal data on an as-needed basis so that Pay Governance can produce comparative analyses for the Compensation and Personnel Committee. In 2016, the Company's human resources, finance and legal departments supported the work of the Compensation and Personnel Committee, by providing information, answering questions and responding to various requests of committee members.
Role of the Independent Compensation Consultant
In 2016, the Compensation and Personnel Committee continued to use the services of Pay Governance in fulfilling its obligations under its charter, the material terms of which are described elsewhere in this Proxy Statement under the heading "Corporate Governance and Related Matters—Compensation and Personnel Committee."
Pay Governance attended the four regularly-scheduled meetings of the Compensation and Personnel Committee in 2016 and provided the committee with objective expert analyses, assessments, research, and recommendations for executive compensation programs, incentives, perquisites, and compensation standards. In this capacity, they provided services that related solely to work performed for, and at the direction of, the Compensation and Personnel Committee, including analysis of material prepared by management for the Compensation and Personnel Committee's review. Pay Governance provided no other services to the Company during 2016. The total amount of fees paid to Pay Governance for 2016 services was $146,800. In addition, the Company reimburses Pay Governance for reasonable travel and business expenses.
The Compensation and Personnel Committee selected Pay Governance to serve as its Independent Compensation consultant only after assessing the firm's independence. As part of its independence review, the Compensation and Personnel Committee reviewed the Company's relationship with Pay Governance and determined that no conflicts of interest existed. The Compensation and Personnel Committee has the sole authority to retain and terminate consultants, including Pay Governance, with respect to compensation matters.
External Benchmarking. In 2016, as in past years, the Compensation and Personnel Committee looked to competitive market compensation data for companies comparable to ITT to establish overall policies and programs that address executive compensation, benefits and perquisites in line with its stated pay philosophy.
For 2016 pay decisions for the CEO and CFO, the Company used a peer group of 16 companies comparable to ITT in terms of revenue, market capitalization and industry in order to better evaluate executive compensation market practices (the "Representative Peer Group"). The CEO and CFO roles are more easily compared from company to company because their pay is disclosed in each company's proxy statement. The 2016 Representative Peer Group consisted of the following companies:

Representative Peer Group
•	Actuant Corporation (ATU)	•	Flowserve Corporation (FLS)
•	AMETEK, Inc. (AME)	•	Harsco Corporation (HSC)
•	Barnes Group, Inc. (B)	•	Hubbell Incorporated (HUB)
•	Carlisle Companies Inc. (CSL)	•	IDEX Corporation (IEX)
•	Colfax Corporation (CFX)	•	Nordson Corporation (NDSN)
•	Crane Co. (CR)	•	Roper Industries, Inc. (ROP)
•	EnPro Industries, Inc. (NPO)	•	SPX Flow Inc. (FLOW)
•	Esterline Technologies Corp (ESL)	•	Woodward, Inc. (WWD)

The Compensation and Personnel Committee annually reviews and evaluates this Representative Peer Group to ensure that it remains appropriate. For 2016, SPX Flow, Inc. replaced SPX in the Representative Peer Group, following SPX Flow's spin-off from SPX Corporation in late 2015.
The Compensation and Personnel Committee's review of external market data also included, as the primary reference for the other NEOs (and as a secondary reference for the CEO and CFO), analysis of the Willis Towers Watson Compensation Data Bank (the "CDB") and other compensation survey information provided by Pay Governance. In particular, the Compensation and Personnel Committee's analysis used a benchmark group of 70 companies from the Industrials, Materials, and Energy sectors that were available in the CDB with annual revenue between approximately $1.25 billion and $5 billion, in order to provide a representative sample of the Company's broader market for executive talent (see Appendix A attached).
Elements of Compensation
NEO Compensation Elements at a Glance. The disclosure of our NEO compensation for 2016 covers the following executive officers, including leaders of certain of our business segments ("Segments"):
▪Denise L. Ramos, Chief Executive Officer and President;
▪Thomas M. Scalera, Executive Vice President and Chief Financial Officer;
▪Luca Savi, Executive Vice President and Chief Operating Officer;
▪Mary Beth Gustafsson, Senior Vice President, General Counsel and Chief Compliance Officer
▪Aris C. Chicles, Former Executive Vice President and President, Industrial Process

On January 5, 2017, we announced that Luca Savi had been named Executive Vice President and Chief Operating Officer, effective immediately. Mr. Savi had served as Executive Vice President and President, Motion Technologies since November 2011. In addition, we announced that Aris C. Chicles, Executive Vice President and President, Industrial Process, will be departing the Company on March 30, 2017. Mr. Chicles' separation will be treated as a termination not for cause under the terms of the Company's executive compensation plans.
The compensation of our executive officers, including our NEOs, is reviewed in detail by the Compensation and Personnel Committee during the first quarter of every year. NEO direct compensation for 2016 consisted of a base salary, an AIP award, and long-term incentive awards, each of which is detailed below.

2016 Compensation Element	Form	Rationale for Providing
Base Salary	Cash	Base salary is a competitive fixed pay element tied to role, experience, performance and criticality of skills.
Annual Incentive Plan (AIP) Award	Cash
The AIP is designed to reward achievement of the Company, Segments (where applicable) and individual performance. The AIP is structured to emphasize overall performance and collaboration among the Segments. It uses metrics (adjusted earnings per share, adjusted cash flow, adjusted operating margin and adjusted revenue) that are the fundamental short-term drivers of shareholder value. Each NEO also has 10% of his or her AIP tied to the achievement of individual and team goals.

2016 Compensation Element	Form	Rationale for Providing
Long-Term Incentive (LTI) Awards	Stock
The LTI plan is designed to reward performance that drives long-term shareholder value through the use of three-year cliff vesting:
• Performance Units (50% of LTI mix) provide rewards linked to absolute stock price performance (due to denomination as share units) and can go up or down based on two key measures, equally weighted, and aligned with long-term growth:
○ Relative Total Shareholder Return
○ Relative Return on Invested Capital
• RSUs (25% of LTI mix) link executive compensation to absolute stock price performance and strengthen retention value.
• Stock options (25% of LTI mix) only provide value if there is stock price appreciation.
The actual award date of stock options, RSUs and performance units is determined on the date on which the Compensation and Personnel Committee approves these awards, which is typically in February or March.

The Company also provides benefits and limited perquisites to its NEOs that it believes are competitive with the external market for talent. For a more detailed discussion of these benefits and perquisites, see the discussion under the heading "Benefits and Perquisites."
2016 Base Salary Increases. The Compensation and Personnel Committee approved the elimination of the automobile allowance for NEOs and certain other executives based in the U.S., effective January 1, 2016. This decision was based on our approach of aligning our compensation practices with prevalent market practices and reducing perquisites where appropriate. With the exception of the CEO, the annual value of the automobile allowance was converted into the salary and annual bonus target for each individual, such that the annual total target cash compensation of each individual remained constant. The Compensation and Personnel Committee did not adjust the salary or bonus target of the CEO in conjunction with eliminating the automobile allowance. In addition, because Mr. Savi is employed by ITT Italy Holding s.r.l. and is not eligible for a U.S. auto allowance, he did not receive this salary adjustment.
The Compensation and Personnel Committee reviewed the compensation level of each NEO based on the Representative Peer Group and the external survey data. Based on the Committee's targeted pay positioning, the evaluation of each NEO's performance, and the external market data on competitive pay levels provided by Pay Governance, the Committee awarded base salary merit increases for Mr. Scalera, Mr. Savi, and Ms. Gustafsson that were effective February 2016. Mr. Chicles received a base salary merit increase that was effective June 2016. The CEO did not receive a salary increase during 2016 because the Committee considered her salary to be competitively positioned.

Named Executive Officer	2015 Cash Compensation		2016 Cash Compensation			Year-to-Year Change(2)
	Salary Rate on Dec. 31, 2015	Annual Auto Allowance	Annual Auto Allowance	Salary Rate on Jan. 1, 2016	Salary Rate After 2016 Increase
Denise L. Ramos	$1,000,000	$15,600	Eliminated	$1,000,000	$1,000,000	(1.5)%
Thomas M. Scalera	475,000	15,600	Eliminated	483,920	500,000	1.9%
Luca Savi(1)	461,760	N/A	N/A	461,760	471,750	2.2%
Mary Beth Gustafsson	428,500	15,600	Eliminated	437,420	446,500	0.5%
Aris C. Chicles	438,500	15,600	Eliminated	447,420	455,000	0.2%

(1)
Mr. Savi is employed by ITT Italy Holding s.r.l. and is paid in Euros. His 2015 annual base salary of €416,000 and his 2016 annual base salary of €425,000 were converted to U.S. dollars using the average exchange rate of 1.11 dollars per euro for both years. As previously reported in our Current Report on Form 8-K filed with the SEC on January 5, 2017, Mr. Savi's annual salary was increased to €477,500 in connection with his appointment to the position of Executive Vice President and Chief Operating Officer.

(2)
Reflects the difference between the sum of the base salary rate and annual auto allowance in 2015, and the salary rate after the 2016 increase. Mr. Savi is not eligible for the U.S annual auto allowance.

2016 Annual Incentive Plan
For 2016, AIP payouts averaged 76% of target for all the NEOs, reflecting below target achievement, on average, of annual financial goals. The Company's AIP provides for an annual cash payment to participating executives established as a target percentage of base salary. In setting AIP awards, the Compensation and Personnel Committee approves target AIP awards after careful consideration of external data, individual roles and responsibilities and individual performance.
The Company pays for AIP performance that demonstrates substantial achievement of plan goals. We established strong incentives and set aggressive goals for all financial metrics. The Company must achieve a certain threshold for each of the four financial performance metrics discussed below in order for each performance component to be considered in the calculation of the AIP payout. Performance below the threshold performance level results in a zero payout for that particular performance component.
The formula to determine each NEO's AIP total potential payment is as follows:

2016 AIP Potential Payout = (Base Salary) x (Target Award Percentage) x (AIP Performance Factor)
Both the individual performance component of the AIP and the overall AIP award payout are capped at 200% of an individual's annual cash bonus target.
2016 AIP Awards Paid in 2017. The 2016 AIP awards paid in March 2017 are as follows:

Named Executive Officer	2016 Target AIP Awards as Percentage of Base Salary	2016 Target AIP Awards	2016 AIP Awards (Paid in First Quarter 2017)	2016 AIP Awards as Percentage of Target (Paid in First Quarter 2017)
Denise L. Ramos	100%	$1,000,000	$805,000	80.5%
Thomas M. Scalera	75%	375,000	300,000	80%
Luca Savi(1)	75%	353,813	491,800	139%
Mary Beth Gustafsson	75%	334,875	274,598	82%
Aris C. Chicles	75%	341,250	0	0%

(1)
In 2016 the Committee approved a target bonus increase from 65% to 75% of annual salary for Mr. Savi. He is employed by ITT Italy Holding s.r.l. and his 2016 Target AIP Award and 2016 AIP Award paid have been converted from Euro (€) to U.S. dollars using the 2016 average exchange rate of 1.11. As previously reported in our Current Report on Form 8-K filed with the SEC on January 5, 2017, Mr. Savi's annual AIP target for 2017 was increased to 85% of his base salary in connection with his appointment to the position of Executive Vice President and Chief Operating Officer.

2016 AIP Performance Metrics and Weightings. Based on the Company's 2016 business objectives, the Compensation and Personnel Committee identified financial performance metrics and an individual component, for the 2016 performance year, which together comprise the AIP Performance Factor. The following table shows the weighting assigned to each NEO for each AIP performance metric:

Named Executive Officer	Adjusted Earnings Per Share	Adjusted ITT Cash Flow	Adjusted ITT Operating Margin	Adjusted ITT Revenue	Adjusted Segment Free Cash Flow	Adjusted Segment Operating Margin	Adjusted Segment Revenue	Individual Component
Denise L. Ramos	30%	25%	25%	10%	—	—	—	10%
Thomas M. Scalera	30%	25%	25%	10%	—	—	—	10%
Luca Savi	30%	—	—	—	25%	25%	10%	10%
Mary Beth Gustafsson	30%	25%	25%	10%	—	—	—	10%
Aris C. Chicles	30%	—	—	—	25%	25%	10%	10%
As permitted by the ITT Annual Incentive Plan for Executive Officers, the Compensation and Personnel Committee may exclude the impact of acquisitions, dispositions and other special items in computing AIP awards. The four financial performance metrics applicable to each NEO are therefore non-GAAP financial measures and should not be considered a substitute for measures determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similar measures reported by other companies or those that we use in the Form 10-K or other external financial presentations. Descriptions of each of the performance metrics are as follows:

Metric	Reason for Selection	Details
Adjusted Earnings Per Share	Important measure of the value provided to shareholders
Reflects the adjusted non-GAAP earnings per share from continuing operations of the Company. Special items may include, but are not limited to, asbestos-related costs, restructuring and realignment, asset impairment charges, unbudgeted acquisition-related expenses, income tax settlements or adjustments, and other unusual or infrequent non-operating items. Special items represent charges or credits on an after-tax basis that impact current results, but may not be related to the Company's ongoing operations and performance.

Adjusted ITT Cash Flow and Adjusted Segment Free Cash Flow	Important measure of how the Company converts its net earnings into deployable cash
Adjusted ITT Cash Flow is a non-GAAP measurement defined as consolidated net cash provided by operating activities less capital expenditures, cash payments for realignment costs, net asbestos cash flows, and other significant items that impact current results that management believes are not related to ongoing operations and performance. Adjusted Segment Free Cash Flow, a non-GAAP measurement, is defined as Segment level net cash provided by operating activities less capital expenditures and adjusted for special items.

Adjusted ITT Operating Margin and Adjusted Segment Operating Margin	Emphasizes the importance of maintaining healthy margins
Adjusted ITT Operating Margin is defined as the ratio of adjusted consolidated operating income, over adjusted consolidated revenue. Adjusted Segment Operating Margin is defined as the ratio of adjusted segment operating income over adjusted segment revenue. Adjustments include, but are not limited to, the impact of unbudgeted acquisitions and divestitures and special items.

Adjusted ITT Revenue and Adjusted Segment Revenue	Reflects the Company's emphasis on growth
Adjusted ITT Revenue is defined as consolidated GAAP revenue excluding the estimated impact of foreign currency fluctuations and the impact from unbudgeted acquisitions and divestitures made in the last 12 months. Adjusted Segment Revenue is defined as segment level GAAP revenue excluding the estimated segment impact of foreign currency fluctuations and the segment impact from unbudgeted acquisitions and divestitures made in the last 12 months.

Individual Component	Provides focus on supporting enterprise initiatives that will create growth and increase shareholder value
Each NEO establishes several personal or team goals related to Company initiatives or Segment initiatives that are aligned with the strategy of the business and the goals of the CEO. For 2016, four areas that were established at the start of the performance period were:
• Portfolio: Drive actions to optimize merger and acquisition activity and integration into current businesses.
• Operating System: Differentiate for our customers through strong relationships, operational efficiencies, technology and innovation.
• Culture and Talent: Continue our journey by focusing on ITT purpose and principles, enabling our talent and leaders, and implementing our diversity and inclusion strategy.
• Execution: Delivering our financial commitments.

2016 AIP Performance Targets and Results. The Adjusted EPS, Adjusted Cash Flow, Adjusted Operating Margin and Adjusted Revenue targets were based on the Company's 2016 operating plan. These targets were set early in 2016, when the magnitude of the global downturn of the oil & gas industry was still being realized. The Compensation and Personnel Committee reviewed the operating plan with management to ensure that the targets were appropriate. The Compensation and Personnel Committee determined that the achievement of the combination of financial goals would be challenging and reflect strong performance. The table below sets forth the target and actual results for each 2016 AIP financial performance metric at the corporate level.

Corporate Financial Performance Targets.

Metric	Threshold (50%)	Target (100%)	Maximum (200%)	2016 Results(1)	2016 Payout
Adjusted Earnings Per Share	$2.30	$2.55	$2.93	$2.31	52%
Adjusted ITT Cash Flow	$126M	$149M	$178M	$154M	117%
Adjusted ITT Operating Margin	11.9%	13.2%	15.1%	12.0%	55%
Adjusted ITT Revenue	$2,180M	$2,422M	$2,665M	$2,392M	94%

(1)
For purposes of the AIP payout calculation, $1M of unbudgeted restructuring savings was excluded from our Adjusted Earnings Per Share and therefore the amount of $2.31 shown in the table is less than the $2.32 reported in our Annual Report Form 10-K.

Segment Financial Performance Targets. The financial performance targets for Mr. Savi (Motion Technologies) and Mr. Chicles (Industrial Process) reflect their respective Segments.

Metric	Threshold (50%)	Target (100%)	Maximum (200%)	2016 Results	2016 Payout
Adjusted Segment Operating Margin (Motion Technologies)	16.0%	17.8%	20.5%	18.2%	114%
Adjusted Segment Operating Margin (Industrial Process)	13.8%	15.3%	17.6%	7.3%	0%
Adjusted Segment Revenue (Motion Technologies)	$832M	$925M	$1,017M	$977M	157%
Adjusted Segment Revenue (Industrial Process)	$843M	$937M	$1,030M	$828M	0%
The Company does not report on the Adjusted Segment Free Cash Flow metric, as disclosing this specific target would result in competitive harm to the Company in that it may inform competitors and other parties as to the basis for future business decisions and provide insights into the Company's confidential planning process and strategies.
AIP Individual Component Considerations. Each NEO has 10% of their AIP bonus target based on the individual component, which rewards achievement of their individual and team goals. The Compensation and Personal Committee considered the following achievements when determining the individual component payout of each NEO. The considerations for the CEO were described previously in the Executive Summary. The Industrial Process business did not achieve its goals and therefore Mr. Chicles did not receive a bonus payment for 2016.

•	Thomas M. Scalera, Executive Vice President and Chief Financial Officer:

•	Drove aggressive cost management in the face of declining oil & gas, mining and general industrial markets

•	Effectively managed the balance sheet and returned $114M to stockholders through share repurchases and dividends

•	Managed corporate strategy including expanding our portfolio in the transportation market

•	Luca Savi, Executive Vice President and Chief Operating Officer:

•	Delivered exceptional financial results for Motion Technologies with growth that significantly outpaced the automotive brake pad market

•	Completed the acquisition of Axtone Railway Components and continued to integrate the Wolverine acquisition

•	Improved Motion Technologies' competitive position in North America

•	Mary Beth Gustafsson, Senior Vice President, General Counsel and Chief Compliance Officer:

•	Implemented an internal reorganization that separated operating assets from ITT's legacy liabilities and associated insurance assets

•	Managed complex negotiations of significant legal matters

•	Continued to improve the execution and efficiency of the legal function
2016 Long-Term Incentive Compensation
In 2016, the Company's LTI program took a portfolio approach by using three distinct vehicles, each addressing long-term shareholder value alignment in different ways. The Compensation and Personnel Committee believed these three types of awards in combination were appropriate in 2016 to provide shareholder alignment, retention value, and the opportunity to leverage awards up and down consistent with stock price performance, as well as Company performance over the long term. In 2016, long-term incentives for our NEOs were allocated as follows:

•	50% granted in performance units;

•	25% granted in Restricted Stock Units (RSUs); and

•	25% granted in stock options.

The following table shows the target value of the LTI award grants made to NEOs in February 2016 as part of the Company's regular annual compensation process. These LTI values were determined, taking into account base pay and annual incentive values, in developing market competitive total compensation levels and an appropriate mix of fixed versus variable and short-term versus long-term incentives. These values also considered each NEO's role, potential long-term contribution, performance, experience and skills.

Named Executive Officer	Performance Units (Target Award)	RSUs	Stock Options	Total(1)
Denise L. Ramos	$2,250,000	$1,125,000	$1,125,000	$4,500,000
Thomas M. Scalera	450,000	225,000	225,000	900,000
Luca Savi	300,000	150,000	150,000	600,000
Mary Beth Gustafsson	337,500	168,750	168,750	675,000
Aris C. Chicles	390,000	195,000	195,000	780,000

(1)	The values in this table differ slightly from the values reported in the SCT and the Grants of Plan-Based Awards in 2016 table, each of which present the value recorded for accounting purposes.
Performance Units. Performance units are settled in shares after a three-year performance vesting period, with performance tied equally to the Company's Return on Invested Capital (ROIC) relative to the performance of companies in the Representative Peer Group (described on page 25) and the Company's three-year total shareholder return (TSR) performance relative to the performance of the S&P 400 Capital Goods Index, of which ITT is a member.

•
In 2016, the Committee selected Relative ROIC as a metric to better align executive pay with performance against peer companies in driving efficient and disciplined deployment of capital. In previous awards, the ROIC metric payout was based on achievement of a specific target value.

•	Relative TSR was again selected as a metric by the Committee to ensure executive compensation is aligned with shareholder value creation.
Delivery of shares generally requires employment throughout the three-year performance period. Performance units therefore provide alignment with absolute stock performance, relative stock performance, Company performance, and potential retention value. There are up to three outstanding performance unit awards at any time. No dividend equivalents are paid on unvested performance units.
Measuring Relative ROIC Performance

▪
ROIC for the 2016 performance units is a percentage that will be calculated by dividing (A) income from continuing operations attributable to the Company, adjusted to exclude the after-tax impact from special items, interest income or expense and amortization of expense from intangible assets by (B) average total assets from continuing operations, less asbestos-related assets (including deferred tax assets on asbestos-related matters) and non-interest bearing current liabilities for the five preceding quarterly periods. Special items represent significant charges or credits that impact results, but may not be related to the Company's ongoing operations and performance, as disclosed in the Company's filings with the SEC.

▪
Relative ROIC performance for the 2016 performance units will be measured based on ITT's 2018 ROIC results and the Representative Peer Group companies' ROIC results that most closely align with the timing of ITT's 2018 year-end closing.

If Company's Relative ROIC Performance is:	Payout Factor for ROIC Component of Performance Units*
at the 80th percentile or greater	200%
at the 50th percentile	100%
at the 35th percentile	50%
less than the 35th percentile	0%
* Payouts for performance between the percentiles shown are interpolated

Measuring Relative TSR Performance

•
TSR performance is measured for all companies in the index by comparing the average closing stock price for the month of December prior to the start of the three-year performance cycle, to the average closing stock price for the month of December that concludes the three-year performance cycle, including adjustments for reinvested dividends and extraordinary payments.

•	Vesting at the end of the applicable three-year performance period is based on the Company's TSR performance ranked against the TSR performance of the other companies within the index.

If Company's Relative Total Shareholder Return Performance is:	Payout Factor for TSR Component of Performance Units*
at the 80th percentile or greater	200%
at the 50th percentile	100%
at the 35th percentile	50%
less than the 35th percentile	0%
* Payouts for performance between the percentiles shown are interpolated
Zero Payout on 2014 Performance Units. In 2014, ITT granted performance units to certain executives, including each of the NEOs. The three-year performance targets based equally on the Company's TSR performance relative to the performance of the S&P 400 Capital Goods Index and the Company's ROIC relative to certain performance targets were not met. Therefore the Compensation and Personnel Committee determined that no recipients will receive any value from these awards.

•	2014-2016 TSR Results: During the three-year performance period, ITT's TSR was at the 19th percentile of the index of companies, which was below the threshold metric of at least the 35th percentile.

•	2014-2016 ROIC Results: ITT's ROIC performance was 9.4%, which was below the threshold metric of 10.65%.
Restricted Stock Units. RSUs are settled in shares after a three-year vesting period and provide alignment with stock performance and retention value. Grants of RSUs provide NEOs with stock ownership of unrestricted shares after the restrictions lapse. NEOs receive RSU awards because, in the judgment of the Compensation and Personnel Committee and based on management recommendations, these individuals are in positions most likely to influence the achievement of the Company's long-term value creation goals and to create shareholder value over time. The Compensation and Personnel Committee reviews all grants of RSUs for executive officers prior to the award, including awards based on performance, retention-based awards, and awards contemplated for new employees as part of employment offers. The CEO has the authority to grant RSUs to other employees in certain situations. These grants are reviewed by the Compensation and Personnel Committee at its next scheduled meeting. RSUs do not grant dividend or voting rights to the holder over the vesting period, however, dividend equivalents are accrued and paid after vesting. In certain cases, such as for new hires or to facilitate retention, selected employees may receive RSUs subject to different vesting terms.
Stock Options. Stock options provide the right to buy ITT stock in the future at a price equal to the stock's closing value on the date of the option grant, which is the stock option exercise price. Stock options have a 10 year term and a three-year vesting period for executive officers before becoming exercisable and provide alignment with stock price growth. Stock option awards to employees other than executive officers generally vest one-third per year over the three years. Non-qualified stock option terms were selected after the Compensation and Personnel Committee's review and assessment of market practices and consideration of terms best suited to the Company.
In 2016, the fair value of stock options granted under the employee stock option program was calculated using a binomial lattice valuation model, a financial model used to determine the value of stock options. This model applies a binomial approach to discrete time periods to value the option to purchase a share of stock.
Key elements of the non-qualified stock options granted to NEOs in 2016 were as follows:

▪	The option exercise price of stock options awarded is the NYSE closing price of the Company's common stock on the date the award is approved by the Compensation and Personnel Committee.

▪	Stock options granted to new executives have an exercise price equal to the closing price on the grant date, generally during the first of the month of employment.

▪
The 2011 Omnibus Incentive Plan (the "2011 Plan") prohibits the repricing of, or exchange of, stock options and stock appreciation rights that are priced below the prevailing market price with lower-priced stock options or stock appreciation rights without shareholder approval, except in the event of an equity restructuring.

▪
There may be adjustments to the post-employment exercise period of a stock option grant if an employee's tenure with the Company is terminated due to death, disability, retirement or termination by the Company other than for cause, provided that any post-employment exercise period cannot exceed the original expiration date of the stock option.

Special Grants. In addition to annual LTI awards, the Compensation and Personnel Committee may award special grants in the form of performance units, RSUs or stock options. These grants are used to attract new senior executives to ITT, provide additional retention incentive or reward extraordinary performance. One NEO received a special grant in February 2016, which is not reflected in the table above. Ms. Gustafsson received a special grant of $100,000 in RSUs, which vest in full three years after the grant date. The award was granted to recognize Ms. Gustafsson's leadership of ITT's legal team and her performance on several critical projects.
What's New for 2017
For 2017, the Compensation and Personnel Committee approved a change to the mix of LTI awards granted to our executive officers. 2017 LTI awards are comprised of the following:

•	50% was granted in performance units (weighted equally based on the Company's Relative ROIC and Relative TSR); and

•	50% was granted in RSUs.
Stock options were not granted as part of the LTI award mix in 2017. The elimination of stock options was made because RSUs are perceived to have higher executive retention value. However, stock options will continue to be considered for LTI awards in future years.
As previously reported, the Compensation and Personnel Committee increased Mr. Savi's target equity compensation to $900,000 in connection with his appointment to the position of Executive Vice President and Chief Operating Officer. During its annual compensation review in February 2017, the Committee approved an increase to Mr. Savi's target equity compensation of $150,000 to $1,050,000 to recognize his exceptional performance. The award was granted on February 23, 2017 and consisted of 50% performance units and 50% RSUs.
Benefits and Perquisites
All of the NEOs, except for Mr. Savi who is employed by ITT Italy Holding s.r.l., are eligible to participate in the Company's broad-based U.S. employee benefits program. The program includes the ITT Retirement Savings Plan, which provides before-tax and after-tax savings features, group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance and other benefit plans. Prior to the spin-off of our defense and water businesses on October 31, 2011 which established us as a new diversified global, multi-industrial company (the “Spin Transaction”), employees also participated in a pension program.
All of the NEOs, except for Mr. Savi, together with most of the Company's other salaried employees who work in the United States, participate in the ITT Retirement Savings Plan, a tax-qualified savings plan, which allows employees to contribute to the plan on a before-tax basis, on an after-tax basis or as a Roth contribution. The Company makes a core contribution of 3% or 4% of pay to the plan for all eligible employees, and matches 50% of employee contributions, up to 6% of pay. The core contribution is 3% for employees whose age plus service is less than 50, and 4% for employees whose age plus service is at least 50. In addition, employees who were participating in the ITT Salaried Retirement Plan at the time it was frozen, as described below, and whose age and service was at least 60 at that time, may be eligible for up to five years of transition employer contributions following the Spin Transaction. The transition employer contributions ended on October 31, 2016.
The Company provides only those perquisites that it considers to be reasonable and consistent with competitive practices. Perquisites available for Ms. Ramos, Mr. Scalera, Ms. Gustafsson and Mr. Chicles are financial and estate planning reimbursement of up to $15,000 per year. As noted above, the automobile allowance was eliminated on January 1, 2016. Mr. Savi is on an international assignment from Italy to China and receives a transportation allowance in connection with that assignment. Since 2011, the Company has not provided any tax gross-up for personal income taxes due on these perquisites.

Amounts reported as perquisites also include reimbursement of certain relocation-related expenses, which are described in detail in the notes to the "All Other Compensation Table" later in this Proxy Statement.
Retirement Plan for Mr. Savi. Mr. Savi participates in a supplemental retirement plan provided under the terms of the collective bargaining agreement applicable to Dirigenti (Executives) of Industrial companies. These benefits are provided in addition to the Italian government-provided retirement benefits. Under the terms of the plan Mr. Savi can contribute up to €6,000 annually and receive a company matching contribution of up to €6,000.
Employee Benefits for Mr. Savi. Mr. Savi is eligible for other statutory retirement and health and welfare benefits that are generally provided to our employees in Italy that have the classification of Dirigenti (Executive). During Mr. Savi's assignment in China, he and his family will be covered by ITT's international healthcare coverage plan, which covers all employees that participate in an international assignment.
Other Compensation and Benefits
CEO Compensation and Employment Agreement. Ms. Ramos has an employment agreement with the Company that governs the terms of her employment. The agreement was entered into on October 31, 2011 and amended on May 16, 2016 and does not have a stated expiration date. Ms. Ramos' compensation for 2016 is set forth above under the heading "Explanation of the Pay Decisions for our CEO."
If the Company terminates her employment other than for cause (as defined in her employment agreement) and other than as a result of her death or disability, or as an acceleration event, Ms. Ramos will, subject to certain conditions and limitations set forth in her employment agreement, be entitled to severance pay in an amount equal to two times the sum of her then-current annual base salary and target annual incentive payable in installments over 24 months and will also be entitled to receive certain benefits during that time.
If the Company terminates her employment as a result of an acceleration event, Ms. Ramos will, subject to certain conditions and limitations set forth in her employment agreement, be entitled to severance pay in an amount equal to three times the sum of (x) annual base salary and (y) the greater of the annual incentive (assumed at target) or the actual bonus most recently paid, payable in installments over 24 months. In addition, she will be entitled to a lump sum payment equal to three times her highest annual base salary rate during the three years preceding termination or the acceleration event times the highest percentage rate of the Company's contributions to the ITT Retirement Savings Plan and the ITT Supplemental Retirement Savings Plan (such percentage rate not to exceed 7% per year), as well as three years of healthcare benefits and life insurance.
Her current employment agreement is attached as Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on May 16, 2016.
Post-Employment Compensation.
ITT Deferred Compensation Plan.  Our NEOs, except Mr. Savi, are eligible to participate in the ITT Deferred Compensation Plan. This plan provides United States executives an opportunity to defer receipt of between 2% and 90% of any AIP awards they earn. The amount of deferred compensation ultimately received reflects the performance of benchmark investment funds made available under the ITT Deferred Compensation Plan as selected by the executive. Participants in the ITT Deferred Compensation Plan may elect a fund that tracks the performance of the Company's common stock.
ITT Salaried Retirement Plan. Until October 31, 2011, most of our salaried employees who work in the United States participated in the ITT Salaried Retirement Plan. Under the plan, participants could elect, on an annual basis, to be covered by either a Traditional Pension Plan (described elsewhere in this Proxy Statement under the heading "Compensation Tables—2016 Pension Benefits") or a Pension Equity Plan formula for future pension accruals. The ITT Salaried Retirement Plan was a tax-qualified plan, which provided a base of financial security for employees after they cease working. The ITT Salaried Retirement Plan was transferred by the Company to Exelis Inc., our defense business that was spun off in the Spin Transaction, effective on October 31, 2011, and both service credit and accrued benefits were frozen as of that date, and certain participants are eligible to receive transition employer contributions into the ITT Retirement Savings Plan.

Severance Plan Arrangements. The Company maintains severance arrangements for most of its senior executives, including all of the NEOs except Mr. Savi. These arrangements are included in two plans, one covering most severance circumstances (the ITT Senior Executive Severance Pay Plan), and the other covering severance following a change-in-control event (the ITT Senior Executive Change in Control Severance Pay Plan). These plans are regularly reviewed by the Compensation and Personnel Committee.
The purpose of the ITT Senior Executive Severance Pay Plan is to provide a period of transition for senior executives. The terms of the ITT Senior Executive Severance Pay Plan apply to Mr. Scalera and Ms. Gustafsson, however the length of Mr. Scalera's severance benefit is specified in a 2011 employment letter entered into at the time of the Spin Transaction. The severance terms for Ms. Ramos are covered under her employment agreement. The severance terms for Mr. Savi are covered under the National Collective Agreement for the Industrial Sector Managers in Italy. This agreement provides Mr. Savi with termination benefits in the event his employment is terminated for other than cause. Senior executives, who are full-time salaried employees of the Company or any subsidiary, who are paid under a U.S. payroll and who report directly to the CEO, are covered by the ITT Senior Executive Severance Pay Plan. The plan generally provides for severance payments if the Company terminates a senior executive's employment without cause.
The purpose of the ITT Senior Executive Change in Control Severance Pay Plan is to provide compensation in the case of termination of employment in connection with an acceleration event (defined under the heading "Potential Post—Employment Compensation—Change in Control Arrangements") including a change in control. The ITT Senior Executive Change in Control Pay Plan applies to Mr. Scalera, Mr. Savi, Ms. Gustafsson and Mr. Chicles. The severance terms for Ms. Ramos in the event of an acceleration event are covered under her employment agreement. The provisions of this plan are specifically designed to address the inability of senior executives to influence the Company's future performance after certain change of control events. The plan is structured to encourage executives to act in the best interests of shareholders by providing for certain compensation and retention benefits and payments in the case of an acceleration event.
These plans, including the potential post-employment payments that our NEOs would receive pursuant to these plans, are described in more detail elsewhere in this Compensation Discussion and Analysis under the heading "Potential Post-Employment Compensation." The severance plans apply to our key employees as defined by Section 409A.
Policies
The Role of Risk and Risk Mitigation. In 2016, the Compensation and Personnel Committee evaluated risk factors associated with our businesses in determining compensation structure and pay practices. The structure of the Board of Directors' committees facilitates this evaluation and determination. More specifically, during 2016, the Chair of the Compensation and Personnel Committee was a member of the Audit Committee. This membership overlap provides insight into the Company's business risks and affords the Compensation and Personnel Committee access to the information necessary to consider the impact of business risks on compensation structure and pay practices. Further, overall enterprise risk is considered and discussed at Board meetings, providing additional important information to the Compensation and Personnel Committee. The Chief Executive Officer and the Chief Financial Officer attend those portions of the Compensation and Personnel Committee meetings at which plan features and design configurations of our annual and long-term incentive plans are considered and approved.
We believe our executive compensation program appropriately balances risk with maximizing long-term shareholder value. The following features of our executive compensation program help to contribute to the achievement of this goal.

Emphasis on Long-Term Compensation
By granting long-term incentive compensation at 42% to 70% of our NEOs' total compensation package, the Compensation and Personnel Committee believes that it is encouraging strategies that correlate with the long-term interests of the Company. Our LTI awards, described elsewhere in this Compensation Discussion and Analysis under the heading "2016 Long-Term Incentive Compensation," feature a three-year vesting threshold for senior vice presidents and 10 year stock option terms, encouraging behavior focused on long-term value creation. Performance units focus on ITT's three-year stock price and Return on Invested Capital, encouraging behavior focused on long-term goals while discouraging behavior focused on short-term risks.

Pay Mix
15% to 33% of total target compensation is fixed for NEOs while the remaining total compensation is tied to performance, consistent with our pay-for-performance philosophy. As scope of responsibility increases, the amount of performance-based pay increases and fixed pay decreases relative to other officers. Our incentive design provides multiple performance time frames and a variety of financial measures that are intended to drive profitable and sustained growth.

Clawback Policy
We have a policy that provides for recoupment of performance-based compensation if the Board of Directors determines that a senior executive has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of the Company's financial results. In such a situation, the Board will review all compensation awarded to or earned by that senior executive on the basis of our financial performance during fiscal periods materially affected by the restatement. This would include annual cash incentive and bonus awards and all forms of equity-based compensation. If, in the Board's view, the compensation related to our financial performance would have been lower if it had been based on the restated results, the Board will, to the extent permitted by applicable law, seek recoupment from that senior executive of any portion of such compensation as it deems appropriate after a review of all relevant facts and circumstances. The policy covers all executives that receive performance units, including our NEOs.

Required Executive Stock Ownership
NEOs are required to own Company shares or share equivalents with a value equal to a multiple of their base salary, as discussed in more detail below. We believe this requirement aligns their interests with the interests of the Company's shareholders and also discourages behavior that is focused only on the short-term.

Prohibition Against Speculating, Hedging or Pledging Stock
We have a policy prohibiting employees from hedging and speculative trading in and out of the Company's securities, including short sales and leverage transactions, such as puts, calls, and listed and unlisted options. We also prohibit employees from pledging Company securities as collateral for a loan.

Rule 10b5-1 Trading Plans
The Board of Directors has authorized the use by executive officers of prearranged trading plans under Rule 10b5-1 under the Exchange Act. Rule 10b5-1 permits insiders to adopt predetermined plans for selling specified amounts of stock or exercising stock options under specified conditions and at specified times. Executive officers may only enter into a trading plan during an open trading window and they must not possess material nonpublic information regarding the Company at the time they adopt the plan. Using trading plans, insiders can diversify their investment portfolios while avoiding concerns about transactions occurring at a time when they might possess material nonpublic information. Generally, under these trading plans, the individual relinquishes control over the transactions once the plan is put into place. Accordingly, sales may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving the Company. Both new plans and modifications are subject to a mandatory "waiting period" designed to safeguard the plans from manipulation or market timing. Trading plans adopted by executive officers are reviewed and approved by the Legal Department.

Executive Stock Ownership Guidelines. The Company maintains stock ownership guidelines for all of its executive officers, including the NEOs. Executive officers have five years in order to meet the guidelines.
Stock ownership guidelines for officers specify the desired levels of Company stock ownership and encourage a set of behaviors for each officer to reach the guideline levels. The guidelines specify expected stock ownership levels expressed as a multiple of base salary, as set forth in the table below. Only the following equity holdings count towards achieving these ownership levels: shares owned outright, Company unvested RSUs, shares held in the Company's dividend reinvestment plan, shares owned in the ITT Retirement Savings Plan, and "phantom" shares held in a fund that tracks an index of the Company's stock in the deferred compensation plan. Stock options and unvested performance units, which comprise a significant percentage of total compensation for the CEO and other NEOs, do not count towards the achievement of our executive stock ownership guidelines.
Until an executive has attained the ownership levels set forth in the guidelines, executives are prohibited from selling any restricted stock that vests and becomes unrestricted, as well as required to hold all shares acquired through the exercise of stock options (except to the extent necessary to meet tax and exercise price obligations). Both the guidelines, and compliance with the guidelines, are monitored periodically. As of the date of this Proxy Statement, all continuing NEOs either have met the guidelines, or are on track to meet the guidelines.

Chief Executive Officer	5 X Annual Base Salary
Executive Vice Presidents	3 X Annual Base Salary
Senior Vice Presidents	2 X Annual Base Salary
Selected Vice Presidents	1 X Annual Base Salary
Considerations of Tax and Accounting Impacts. In establishing total compensation for the executive officers, the Compensation and Personnel Committee considers the effect of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction for compensation over $1,000,000 paid for any fiscal year to the CEO and the three other highest-paid NEOs, other than the CFO, unless the compensation qualifies as "performance-based."

While the Compensation and Personnel Committee generally seeks to preserve the deductibility of most compensation paid to executive officers, the primary objective of the compensation program is to support the Company's business strategy. Thus, the Compensation and Personnel Committee believes it should have flexibility in awarding compensation, even though some compensation awards may result in non-deductible compensation expenses.
Our AIP awards, as well as awards under our LTI program (including performance units, RSUs and stock options), are intended to qualify as performance-based compensation deductible under Section 162(m). There can be no guarantee that awards will be treated as qualified performance-based compensation under Section 162(m).
For purposes of Section 162(m) compliance in performance units and RSUs, the payout of awards requires the Company to meet a threshold adjusted EBITDA target during the three-year performance period. If the threshold is achieved, the Compensation and Personnel Committee may use discretion and approve payouts that range from zero to 200% of the units initially awarded, depending on the Company's performance. A threshold adjusted EBITDA target is also used for our AIP awards for executive officers, and if the threshold is achieved then the award is fully funded and the Compensation and Personnel Committee uses discretion to approve a payout according to the established financial performance metrics discussed above in the section entitled "2016 Annual Incentive Plan."
Compensation Tables
Summary Compensation Table
The following table provides information regarding the compensation earned by each of our NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Comp(3)	Change in Pension Value and Non-qualified Deferred Comp Earnings(4)	All Other Comp(5)	Total
Denise L. Ramos Chief Executive Officer & President	2016	$1,000,000	$—	$3,500,125	$1,125,012	$805,000	$35,585	$211,818	$6,677,540
	2015	992,308	—	3,335,117	1,062,571	1,162,000	24,729	244,883	6,821,608
	2014	942,308	—	2,760,828	907,789	1,412,689	234,036	355,421	6,613,071
Thomas M. Scalera Executive Vice President and Chief Financial Officer	2016	497,526	—	700,224	225,002	300,000	4,017	78,681	1,805,450
	2015	468,077	—	828,180	200,034	417,525	—	87,092	2,000,908
	2014	426,615	—	512,893	168,588	469,899	18,845	88,073	1,684,913
Luca Savi Executive Vice President and Chief Operating Officer(6)	2016	468,541	—	466,760	150,002	491,800	—	635,070	2,212,173
	2015	460,394	—	655,384	81,309	432,207	—	732,586	2,361,880
	2014	539,162	—	345,518	77,833	457,725	—	164,713	1,584,951
Mary Beth Gustafsson Senior Vice President and General Counsel	2016	445,103	—	625,188	168,752	274,598	1,828	67,288	1,582,757
	2015	427,192	—	487,500	162,500	373,438	—	64,216	1,514,846
	2014	387,692	—	897,143	163,407	454,246	—	40,751	1,943,239
Aris C. Chicles Former Executive Vice President and President, Industrial Process	2016	451,793	—	606,805	195,038	—	14,250	76,294	1,344,180
	2015	437,192	—	588,785	187,543	348,608	—	144,675	1,706,803
	2014	428,462	—	512,893	168,588	382,969	109,950	152,670	1,755,532

(1)
Amounts include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for performance units and RSUs. A discussion of the assumptions used in calculating these values may be found in Note 16 to the Consolidated Financial Statements in our 2016 Annual Report on Form 10-K.

(2)
Amounts in this column include the aggregate grant date fair value of non-qualified stock option awards in the year of grant based on a binomial lattice valuation. A discussion of assumptions relating to stock option awards may be found in Note 16 to the Consolidated Financial Statements in the Company’s 2016 Form 10-K.

(3)
As described in the "2016 Annual Incentive Plan" section of the Compensation Discussion and Analysis, the amounts reported reflect compensation earned for performance under the annual incentive compensation program for that year. AIP payments were made in March 2017. Ms. Gustafsson deferred 90% of her 2016 AIP payout into the ITT Deferred Compensation Plan.

(4)
The change in the present value in accrued pension benefits was determined by measuring the present value of the accrued benefit at the representative dates using a discount rate of 4.3% for December 31, 2015 and 4.11% for December 31, 2016 (corresponding to the discount rates used for the ITT Salaried Retirement Plan). This pension plan is frozen and no additional benefits are being accrued, so the change in pension value reported is a result of changes to the actuarial assumptions used to calculate the present value of the benefits rather than an increase of the benefits. Below is the change in pension value for each NEO from December 31, 2015 to December 31, 2016.

Named Executive Officer	ITT Salaried Retirement Plan
Denise L. Ramos	$14,015
Thomas M. Scalera	4,017
Luca Savi	—
Mary Beth Gustafsson	—
Aris C. Chicles	14,250
Assumptions used to calculate the above amounts can be found immediately after the 2016 Pension Benefits table. The value of the ITT Salaried Retirement Plan benefits increased during 2016 due to the decrease in the discount rate and the change in the mortality assumptions as of December 31, 2016. Ms. Gustafsson was hired after October 31, 2011, the date on which the plans were frozen. Mr. Savi is eligible for retirement benefits in Italy.
The non-qualified deferred compensation earnings include investment returns that were in excess of 3.13%, which was 120% of the Applicable Federal Long-term Rate (AFR) in December 2015 when the deferred compensation plan fixed rate option percentage was set. Ms. Ramos received $21,570 and Ms. Gustafsson received $1,828 as a result of the earnings in excess of the AFR. The earnings were calculated by applying the rate of 0.62%, which is the difference between the fixed rate option return of 3.75% and the AFR of 3.13%.

(5)	Amounts in this column for 2016 represent items specified in the All Other Compensation Table.

(6)
Mr. Savi’s compensation was converted from Euro (€) to U.S. dollars based on the average exchange rate for the year Mr. Savi was paid. The exchange rates used were 1.11, 1.11 and 1.33 for 2016, 2015 and 2014, respectively.

All Other Compensation Table

	Denise L. Ramos	Thomas M. Scalera	Luca Savi	Mary Beth Gustafsson	Aris C. Chicles
Executive Perquisites:
Financial Counseling(1)	$11,201	$9,000	$—	$7,960	$6,447
Assignment and Relocation Expense(2)	—	—	384,616	—	11,538
Total Perquisites	11,201	9,000	384,616	7,960	17,985
All Other Compensation:
Tax Reimbursements(3)	—	—	151,942	—	—
Insurance Benefits(4)	7,524	804	17,851	2,040	2,075
Retirement Plan Contributions(5)	193,093	68,877	80,661	57,288	56,234
Total All Other Compensation	$211,818	$78,681	$635,070	$67,288	$76,294

(1)	Amounts represent taxable financial and estate planning services fees paid during 2016.

(2)	Amounts represent the following:

•
Mr. Savi started an international assignment in China during 2015. This assignment places one of ITT's senior leaders in China, which is a country with significant potential growth for ITT. In connection with his assignment and pursuant to the ITT International Assignment policy, ITT provides allowances for the costs that Mr. Savi and his family incur in excess of their costs had they remained in Italy. The total amount includes: housing costs in China ($132,727), costs for his children to attend school in China ($112,705), cost of living and hardship allowances ($84,546), transportation costs ($42,388) and other assignment-related costs including China immigration fees.

•
Mr. Chicles received a taxable $5,000 month allowance that was initiated in June 2014 for housing and commuting expenses in connection with his appointment to lead Industrial Process. In March 2016, Mr. Chicles moved his primary office from Seneca Falls to White Plains, NY and therefore this allowance ceased at that time.

(3)
Under ITT's International Assignment policy, employees on assignment to another country maintain the tax treatment they would have received if they remained in their home country. Any incremental home or host country taxes associated with the assignment are paid by the Company. The Company paid $77,501 for taxes and gross-ups for Mr. Savi in connection with his assignment from Italy to China. In addition, Mr. Savi is a U.S. green card holder and had a U.S. tax liability of $74,441 that was paid by the Company for the 2015 tax year.

(4)
Amounts include taxable group term-life insurance premiums attributable to each NEO, except Mr. Savi. Mr. Savi's insurance benefits include taxable amounts for medical, business trip, life and disability.

(5)
Amounts represent the total employer contributions under the ITT Retirement Savings Plan and the ITT Supplemental Retirement Savings Plan. 2016 contributions to the ITT Retirement Savings Plan are: $24,513 for Ms. Ramos, $18,550 for Mr. Scalera, $18,550 for Ms. Gustafsson and $18,550 for Mr. Chicles. Contributions to the ITT Supplemental Retirement Savings Plan are discussed in the 2016 Nonqualified Deferred Compensation table. The amount for Mr. Savi is the employer contribution to the Italian statutory termination indemnity fund that would be paid upon termination from the Company.

Grants of Plan-Based Awards in 2016
The following table provides information about 2016 equity and non-equity awards for the NEOs. The table includes the grant date for equity-based awards, the estimated future payouts under non-equity incentive plan awards (which consist of potential payouts under the 2016 AIP) and estimated future payouts under 2016 equity incentive plan awards, which consist of potential payouts related to the performance units granted in 2016 for the 2016-2018 performance period. Also provided is the number of shares underlying all other stock and option awards, which are composed of RSU and non-qualified stock option awards. The table also provides the exercise price of the non-qualified stock option awards, reflecting the closing price of the Company's common stock on the grant date and the grant date fair value of each equity award computed under FASB ASC Topic 718. The compensation plans under which the grants in the following table were made are the AIP and the 2011 Plan.

Name	Action Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($)	Grant Date Fair Value: Equity Incentive Plan Awards(6) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Denise L. Ramos	2/19/2016	2/19/2016	$500,000	$1,000,000	$2,000,000
	2/19/2016	2/19/2016				35,693	71,385	142,770				$2,374,979
	2/19/2016	2/19/2016							34,085			$1,125,146
	2/19/2016	2/19/2016								123,900	$33.01	$1,125,012
Thomas M. Scalera	2/19/2016	2/19/2016	$187,500	$375,000	$750,000
	2/19/2016	2/19/2016				7,140	14,280	28,560				$475,096
	2/19/2016	2/19/2016							6,820			$225,128
	2/19/2016	2/19/2016								24,780	$33.01	$225,002
Luca Savi	2/19/2016	2/19/2016	$176,907	$353,813	$707,626
	2/19/2016	2/19/2016				4,760	9,520	19,040				$316,730
	2/19/2016	2/19/2016							4,545			$150,030
	2/19/2016	2/19/2016								16,520	$33.01	$150,002
Mary Beth Gustafsson	2/19/2016	2/19/2016	$167,438	$334,875	$669,750
	2/19/2016	2/19/2016				5,355	10,710	21,420				$356,322
	2/19/2016	2/19/2016							8,145			$268,866
	2/19/2016	2/19/2016								18,585	$33.01	$168,752
Aris C. Chicles	2/19/2016	2/19/2016	$170,625	$341,250	$682,500
	2/19/2016	2/19/2016				6,188	12,375	24,750				$411,716
	2/19/2016	2/19/2016							5,910			$195,089
	2/19/2016	2/19/2016								21,480	$33.01	$195,038

(1)
Amounts reflect the threshold, target and maximum payment levels, respectively, if an award payout is achieved under the AIP. These potential payments are based on achievement of specific performance metrics and are completely at risk. The AIP target award is computed based upon the applicable range of net estimated payments denominated in dollars where the target award is equal to 100% of the award potential, the threshold is equal to 50% of target, and the maximum is equal to 200% of target. Zero payment is possible for performance below the threshold. Mr. Savi is employed by ITT Italy Holding s.r.l. and his amounts have been converted from Euro (€) to U.S. dollars using a 2016 average exchange rate of 1.11.

(2)
Amounts reflect the threshold, target and maximum unit levels, respectively, if an award payout is achieved under the Company's performance units. These potential unit amounts are based on achievement of specific performance metrics and are completely at risk. The performance unit is computed based upon the applicable range of net estimated payments denominated in units where the target award is equal to 100% of the award potential, the threshold is equal to 50% of target and the maximum is equal to 200% of target.

(3)	Amounts reflect RSU awards granted in 2016 to the NEOs.

(4)	Amounts reflect non-qualified stock options granted in 2016 to the NEOs.

(5)	The stock option exercise price for non-qualified stock options granted in 2016 was the closing price of our common stock on the date the non-qualified stock options were granted.

(6)
Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for performance unit, RSU and non-qualified stock option awards granted to the NEOs in 2016. A discussion of assumptions relating to these LTI awards may be found in Note 16 to the Consolidated Financial Statements in our 2016 Form 10-K.

Outstanding Equity Awards at 2016 Fiscal Year End

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Denise L. Ramos	11/7/2011	150,000	—	—	20.28	11/7/2021	—	$—	—	$—
	3/8/2012	136,100	—	—	22.80	3/8/2022	—	—	—	—
	3/5/2013	105,295	—	—	26.76	3/5/2023	—	—	—	—
	3/4/2014	—	74,470	—	43.52	3/4/2024	20,110	775,643	—	—
	2/25/2015	—	92,720	—	41.52	2/25/2025	25,595	987,199	26,485	1,021,526
	2/19/2016	—	123,900	—	33.01	2/19/2026	34,085	1,314,658	35,693	1,376,679
Thomas M. Scalera	11/7/2011	49,928	—	—	20.28	11/7/2021	—	—	—	—
	3/8/2012	29,115	—	—	22.80	3/8/2022	—	—	—	—
	3/5/2013	22,975	—	—	26.76	3/5/2023	—	—	—	—
	3/4/2014	—	13,830	—	43.52	3/4/2024	3,735	144,059	—	—
	2/25/2015	—	17,455	—	41.52	2/25/2025	9,640	371,815	4,987	192,349
	2/19/2016	—	24,780	—	33.01	2/19/2026	6,820	263,047	7,140	275,390
Luca Savi	3/8/2012	13,295	—	—	22.80	3/8/2022	—	—	—	—
	3/5/2013	10,290	—	—	26.76	3/5/2023	—	—	—	—
	3/4/2014	—	6,385	—	43.52	3/4/2024	4,225	162,958	—	—
	2/25/2015	—	7,095	—	41.52	2/25/2025	11,595	447,219	2,027	78,181
	2/19/2016	—	16,520	—	33.01	2/19/2026	4,545	175,301	4,760	183,593
Mary Beth Gustafsson	3/4/2014	—	13,405	—	43.52	3/4/2024	12,815	494,275	—	—
	2/25/2015	—	14,185	—	41.52	2/25/2025	3,915	151,002	4,053	156,324
	2/19/2016	—	18,585	—	33.01	2/19/2026	8,145	314,153	5,355	206,542
Aris C. Chicles	3/5/2013	23,650	—	—	26.76	3/5/2023	—	—	—	—
	3/4/2014	—	13,830	—	43.52	3/4/2024	3,735	144,059	—	—
	2/25/2015	—	16,365	—	41.52	2/25/2025	4,520	174,336	4,675	180,315
	2/19/2016	—	21,480	—	33.01	2/19/2026	5,910	227,949	6,188	238,671

(1)	Stock options vest on the third anniversary of the grant date.

(2)
RSUs vest on the third anniversary of the grant date. Performance units vest upon the completion of a three-year performance period beginning January 1 of the grant year and are shown at threshold payout. Under the Equity Incentive Plan Awards column, the 2014 performance units granted on March 4, 2014 are shown as zero because the TSR and ROIC performance thresholds were not met.

(3)
Reflects the Company's closing stock price of $38.57 on December 30, 2016. Under the Equity Incentive Plan Awards column, the 2014 performance units granted on March 4, 2014 are shown as zero because the TSR and ROIC performance thresholds were not met.

Option Exercises and Stock Vested in 2016
The following table provides information regarding the values realized by our NEOs upon the exercise of stock options and the vesting of stock awards in 2016.

	Option Awards		Stock Awards
Named Executive Officer	# of Shares Acquired on Exercise	Value Realized on Exercise	# of Shares Acquired on Vesting	Value Realized on Vesting
Denise L. Ramos	242,237	$3,802,462	116,742	$4,343,970
Thomas M. Scalera	16,329	265,896	25,471	947,776
Luca Savi(1)	—	—	8,844	329,085
Mary Beth Gustafsson	—	—	—	—
Aris C. Chicles	177,728	2,927,925	35,563	1,323,299

(1)
Mr. Savi's 2013 RSU award of 3,531 shares, which vested in 2016, was settled in cash rather than shares, and the value realized was $131,389, which is not included in the table. The 8,844 shares acquired on vesting were for Mr. Savi's 2013 performance units which settled in shares.

2016 Pension Benefits
Effective on October 31, 2011, all of the Company's pension benefits described in this section were frozen, and the cumulative liability of these benefits was assumed by Exelis Inc. only. Ms. Ramos, Mr. Scalera, and Mr. Chicles participated in the plans described below, and they remain eligible for frozen pension benefits under the ITT Salaried Retirement Plan.
ITT Salaried Retirement Plan.  Under the ITT Salaried Retirement Plan, participants had the option, on an annual basis, to elect to be covered under either a Traditional Pension Plan or a Pension Equity Plan formula for future pension accruals. The ITT Salaried Retirement Plan was a funded and tax-qualified retirement program. The plan is described in detail below.
While the Traditional Pension Plan formula paid benefits on a monthly basis after retirement, the Pension Equity Plan formula enabled participants to elect to have benefits paid as a single sum payment upon employment termination, regardless of the participant's age. The Traditional Pension Plan benefit payable to an employee depended upon the date an employee first became a participant under the plan.
Traditional Pension Plan
A participant first employed prior to January 1, 2000, under the Traditional Pension Plan would receive an annual pension that would be the total of:

•	2% of his or her "average final compensation" (as defined below) for each of the first 25 years of benefit service, plus

•	1.5% of his or her average final compensation for each of the next 15 years of benefit service, reduced by

•	1.25% of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years.
A participant first employed on or after January 1, 2000, under the Traditional Pension Plan would receive an annual pension that would equal:

•	1.5% of his or her average final compensation for each year of benefit service up to 40 years, reduced by

•	1.25% of his or her primary Social Security benefit for each year of benefit service up to a maximum of 40 years.
For a participant first employed prior to January 1, 2005, average final compensation (including salary and approved bonus or AIP awards) is the total of:

•
The participant's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

•
The participant's average annual pension eligible compensation, not including base salary, for the five calendar years of the participant's last 120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.

For a participant first employed on or after January 1, 2005, average final compensation is the average of the participant's total pension eligible compensation (salary, bonus and annual incentive payments for NEOs and other exempt salaried employees) over the highest five consecutive calendar years of the participant's final 120 months of eligibility service.
As it applies to participants first employed prior to January 1, 2000, under the Traditional Pension Plan, Standard Early Retirement is available to employees at least 55 years of age with 10 years of eligibility service. Special Early Retirement is available to employees at least age 55 with 15 years of eligibility service or at least age 50 whose age plus total eligibility service equals at least 80. For Standard Early Retirement, if payments begin before age 65, payments from anticipated payments at the normal retirement age of 65 (the "Normal Retirement Age") are reduced by one-fourth of one percent for each month that payments commence prior to the Normal Retirement Age. For Special Early Retirement, if payments begin between ages 60-64, benefits will be payable at 100%. If payments begin prior to age 60, they are reduced by five-twelfths of one percent for each month that payments start before age 60 but not more than 25%. For participants first employed from January 1, 2000 through December 31, 2004, under the Traditional Pension Plan, Standard Early Retirement was available as described above. Special Early Retirement was also available to employees who attained at least age 55 with 15 years of eligibility service (but not earlier than age 55). For Special Early Retirement, the benefit payable at or after age 62 would be at 100%; if payments commenced prior to age 62 they would be reduced by five-twelfths of one percent for each of the first 48 months prior to age 62 and by an additional four twelfths of one percent for each of the next 12 months and by an additional three-twelfths of one percent for each month prior to age 57.
For participants first employed on or after January 1, 2005, and who retire before age 65, benefits may commence at or after age 55 but they would be reduced by five ninths of one percent for each of the first 60 months prior to age 65 and an additional five eighteenths of one percent for each month prior to age 60.
Pension Equity Plan
A participant under the Pension Equity Plan would receive a single sum pension that would equal the total accumulated percentage (as described below) times final average compensation (as defined above).
Total accumulated percentage is the sum of annual percentages earned for each year of benefit service. The percentage earned for any given year of benefit service ranges from three percent to six percent based on age:

•	Under age 30: 3% per year of benefit service

•	Age 30 to age 39: 4% per year of benefit service

•	Age 40 to age 49: 5% per year of benefit service

•	Age 50 and over: 6% per year of benefit service
Effective January 1, 2008, the ITT Salaried Retirement Plan was amended to provide for a three-year vesting requirement. In addition, for employees who were already vested and who were involuntarily terminated and entitled to severance payments from the Company, additional months of age and service (not to exceed 24 months) were to be imputed based on the employee's actual service to his or her last day worked, solely for purposes of determining eligibility for early retirement.
The 2016 Pension Benefits table provides information on the pension benefits for the NEOs. Ms. Ramos, Mr. Scalera and Mr. Chicles participated under the terms of the plan in effect for employees hired after January 1, 2005. The Traditional Pension Plan accumulated benefit an employee earned over his or her career with the Company is payable on a monthly basis starting after retirement. Employees may retire as early as age 50 under the terms of the plan. Pensions may be reduced if retirement starts before age 65. Possible pension reductions are described above. The Pension Equity Plan benefit can be received as a lump sum or an annuity following termination. Mr. Scalera participated in the Pension Equity Plan formula prior to 2011. Ms. Ramos and Mr. Chicles have always participated only under the Traditional Pension Plan formula. Benefits under this plan are subject to the limitations imposed under Sections 415 and 401(a)(17) of the Internal Revenue Code in effect as of December 31, 2011. Section 415 limits the amount of annual pension payable from a qualified plan. For 2016, this limit is $210,000 per year for a single-life annuity payable at an IRS-prescribed retirement age. This ceiling may be actuarially adjusted in accordance with IRS rules for items such as employee contributions, other forms of distribution and different annuity starting dates. Section 401(a)(17) limits the amount of compensation that may be recognized in the determination of a benefit under a qualified plan. For 2016, this limit is $265,000.

2016 Pension Benefits Table

Named Executive Officer	Plan Name	Number of Years Credit Service (#)	Present Value of Accumulated Benefit at Earliest Date for Unreduced Benefit	Payments During Last Fiscal Year
Denise L. Ramos	ITT Salaried Retirement Plan	4.33	$168,587	$—
Thomas M. Scalera(1)	ITT Salaried Retirement Plan	5.77	47,746	—
Luca Savi(2)	ITT Salaried Retirement Plan	N/A	N/A	N/A
Mary Beth Gustafsson(3)	ITT Salaried Retirement Plan	N/A	N/A	N/A
Aris C. Chicles	ITT Salaried Retirement Plan	5.42	161,213	—

(1)
Mr. Scalera has an accrued benefit under both the Traditional Pension Plan formula and the Pension Equity Plan formula. His lump sum Pension Equity Plan benefit is $50,515 under the ITT Salaried Retirement Plan as of December 31, 2016.

(2)	Mr. Savi receives statutory retirement benefits under Italian law and additional benefits applicable to Dirigenti employees.

(3)	Ms. Gustafsson was hired after October 31, 2011, the date on which the plans were frozen, therefore she is not eligible to participate in the plans.
Assumptions used to determine present value as of December 31, 2016 are generally consistent with those used by Harris Corporation (the acquirer of the ITT Salaried Retirement Plan from Exelis Inc. in 2015). The assumptions utilized were as follows:

•	Measurement date: December 31, 2016

•	Discount Rate: 4.11%

•	Mortality (pre-commencement): None

•	Mortality (post-commencement): RP-2014 Annuitant Mortality Table, separate rates for males and females

•	Mortality projection (post-commencement): Generational projection with MP-2014 Mortality Improvement Scale, with 0.75 Long-Term Rate adjustment factor and 15 year convergence period.

•	Normal retirement date: age 65

•	Unreduced retirement date: age 65

•	Assumed benefit commencement date: age 65

•	Accumulated benefit is calculated based on credited service and pay as of October 31, 2011

•	For benefits under the Traditional Pension Plan formula, present value is based on the single life annuity payable at assumed benefit commencement date.

•
For benefits under the Pension Equity Plan formula, present value is based on projected lump sum value at assumed benefit commencement date; Pension Equity Plan value is projected from December 31, 2016, to age 65 using an interest crediting rate of 1.55% for the ITT Salaried Retirement Plan.

•	All results shown are estimates only; actual benefits will be based on precise credited service and compensation history, which will be determined at benefit commencement date.
2016 Nonqualified Deferred Compensation
ITT Deferred Compensation Plan.    The ITT Deferred Compensation Plan is a tax deferral plan. The ITT Deferred Compensation Plan permits eligible employees with a base salary of at least $200,000 to defer between 2% and 90% of their AIP payment. The AIP amount deferred is included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation. Withdrawals under the plan are available on payment dates elected by participants at the time of the deferral election. The withdrawal election is irrevocable, except in cases of demonstrated hardship due to an unforeseeable emergency as provided by the ITT Deferred Compensation Plan. Amounts deferred will be unsecured general obligations of the Company to pay the deferred compensation in the future and employees will have the rights of an unsecured general creditor with respect to those funds.
Participants can elect to have their account balances allocated into one or more of the 25 phantom investment funds (including a phantom Company stock fund) and can change their investment allocations on a daily basis. All plan accounts are maintained on the accounts of the Company and investment earnings are credited to a participant's account (and charged to corporate earnings) to mirror the investment returns achieved by the investment funds chosen by that participant.

A participant can establish up to six "accounts" into which AIP award deferrals are credited and he or she can elect a different form of payment and a different payment commencement date for each "account." One account may be selected based on a termination date (the "Termination Account") and five accounts are based on employee-specified dates (each a "Special Purpose Account"). Each Special Purpose and Termination Account may have different investment and payment options. Termination Accounts will be paid in the seventh month following the last day worked. Changes to Special Purpose Account distribution elections must be made at least 12 months before any existing benefit payment date, may not take effect for at least 12 months, and must postpone the existing benefit payment date by at least five years. Additionally, Termination Account distribution elections are irrevocable.
The table below shows the annual rate of return for the funds available under the ITT Deferred Compensation Plan, as reported by the administrator for the calendar year ended December 31, 2016.

Name of Fund	Rate of Return 1/1/16 to 12/31/16	Name of Fund	Rate of Return 1/1/16 to 12/31/16
Fixed Rate Option(1)	3.75%	American Funds EuroPacific Growth (REREX)	0.69%
PIMCO Total Return Institutional (PTTRX)	2.59%	First Eagle Overseas A (SGOVX)	5.59%
PIMCO Real Return Institutional (PRRIX)	5.03%	Lazard Emerging Markets Equity Open (LZOEX)	20.17%
T Rowe Price High Yield (PRHYX)	14.51%	Clearbrige Small Cap Growth IS (LMOIX)	6.25%
Dodge & Cox Stock (DODGX)	21.28%	DFA US Targeted Value I (DFFVX)	26.86%
Vanguard Developed Markets Index Inv (VDVIX)	2.36%	Invesco Global Real Estate A (AGREX)	1.57%
Vanguard 500 Index (VFINX)	11.82%	Model Portfolio(2) — Conservative	3.89%
American Funds Growth Fund of America R4 (RGAEX)	8.44%	Model Portfolio(2) — Moderate Conservative	6.45%
Artisan Mid Cap (ARTMX)	(0.89)%	Model Portfolio(2) — Moderate	8.32%
Vanguard Selected Value Inv (VASVX)	16.34%	Model Portfolio(2) — Moderate Aggressive	9.70%
Vanguard Federal Money Market Inv (VMFXX)	0.30%	Model Portfolio(2) — Aggressive	10.50%
Harbor International (HIINX)	(0.14)%	ITT Stock Fund (ITT)	7.61%
Vanguard Total Bond Market Index (VBMFX)	2.50%

(1)	The Fixed Rate Option rate is based on guaranteed contractual returns from the insurance company provider.

(2)	The returns shown in the model portfolio are not subsidized by the Company, but represent returns for a managed portfolio based on funds available to deferred compensation participants.
ITT Supplemental Retirement Savings Plan.  Since federal law limits the amount of compensation that can be used to determine employee and employer contribution amounts to the tax-qualified plan to $265,000 in 2016, the Company has established and maintains a non-qualified unfunded ITT Supplemental Retirement Savings Plan to allow for Company contributions based on base salary and actual annual bonus paid in excess of these limits. All balances under this plan are maintained on the books of the Company and earnings are credited to the accumulated savings under the plan based on the earnings in the Stable Value Fund in the tax-qualified plan. Benefits will be paid in a lump sum in the seventh month following the last day worked. Effective January 1, 2012, the plan was amended to no longer permit employee contributions.

2016 Nonqualified Deferred Compensation Table
The table below shows nonqualified deferred compensation activity for the NEOs for 2016.

Name	Executive Contributions Last Fiscal Year(1)	Registrant Contributions Last Fiscal Year(2)	Aggregate Earnings Last Fiscal Year(3)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last Fiscal Year End
Denise L. Ramos
Non-qualified savings	$—	$168,580	$14,665	$—	$825,503
Deferred compensation	—	—	132,033	160,804	3,621,781
Total	—	168,580	146,698	160,804	4,447,284
Thomas M. Scalera
Non-qualified savings	—	50,327	3,007	—	192,379
Deferred compensation	—	—	—	—	—
Total	—	50,327	3,007	—	192,379
Luca Savi
Non-qualified savings	—	—	—	—	—
Deferred compensation	—	—	—	—	—
Total	—	—	—	—	—
Mary Beth Gustafsson
Non-qualified savings	—	15,211	996	—	68,815
Deferred compensation	336,094	23,527	11,059	—	370,680
Total	336,094	38,738	12,055	—	439,495
Aris C. Chicles
Non-qualified savings	—	37,684	4,553	—	283,434
Deferred compensation	—	—	—	—	—
Total	—	37,684	4,553	—	283,434
Note:  "Non-qualified savings" represent amounts in the ITT Supplemental Retirement Savings Plan. "Deferred compensation" earnings under the ITT Deferred Compensation Plan are calculated by reference to actual earnings of the investment funds as provided in the table above.

(1)	Ms. Gustafsson deferred a portion of her 2015 bonus that was paid in March 2016. None of the other NEOs elected to defer their 2015 bonus.

(2)
Amounts represent the core, match and applicable transition employer contributions into the ITT Supplemental Retirement Savings Plan (Non-qualified savings) and the ITT Deferred Compensation Plan (Deferred compensation).

(3)
As noted in the Summary Compensation Table, the fixed rate investment option in the ITT Deferred Compensation Plan was set at 3.75% for 2016. The rate exceeded the Applicable Federal Long-term Rate of 3.13% by 0.62 percentage points. Ms. Ramos received $21,570 and Ms. Gustafsson received $1,828 as a result as a result of the earnings in excess of the AFR. The rate of 3.75% is based on a guaranteed contractual return from the insurance company provider.

Potential Post-Employment Compensation
The potential post-employment compensation tables reflect the amount of compensation payable to each of the NEOs in the event their employment with us ceases, including voluntary termination, termination for cause, death or disability, termination without cause, or termination in connection with a change of control, except with respect to Mr. Chicles, whose actual post-employment compensation is reflected. Post-separation compensation of our NEOs, other than Mr. Savi, is governed by the ITT Senior Executive Severance Pay Plan and the ITT Senior Executive Change in Control Severance Pay Plan. In addition, post-separation compensation of all of our NEOs is governed by the ITT Senior Executive Change in Control Severance Pay Plan (applicable to situations involving a change of control) and our equity award agreements. In the case of Mr. Scalera, the length of his severance benefit is specified in a 2011 employment letter entered into at the time of the Spin Transaction. Ms. Ramos' post-separation compensation and the severance terms applicable to her in the event of an acceleration event are covered under her employment agreement.
The amounts shown in the potential post-employment compensation tables are estimates, assuming that the triggering event occurred on December 31, 2016, including amounts that would be earned through such date (or that would be earned during a period of severance), and where applicable, are based on the closing price of the Company's stock on December 30, 2016, the last trading day of 2016, which was $38.57.
The actual amounts to be paid out can only be determined at the time of such executive's separation from the Company.
Payments and Benefits Provided Generally to Salaried Employees.    The amounts shown in the tables in this section do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and vacation pay.

•
Regular pension benefits under the ITT Salaried Retirement Plan (frozen as of the date of the Spin Transaction and transferred to Exelis Inc., which was acquired by Harris Corporation). ITT participants do not accrue any additional service credit under the plan in the event of a termination. See the section "Post-Employment Compensation" in the Compensation Discussion and Analysis for more information.

•
Health care benefits provided to retirees under the ITT Salaried Retirement Plan, including retiree medical and dental insurance (if eligible as of the date of the Spin Transaction). Employees who terminate prior to retirement are eligible for continued benefits under COBRA.

•	Distributions of plan balances under the ITT Retirement Savings Plan and amounts under the ITT Supplemental Retirement Savings Plan.
No perquisites are available to any NEOs in any of the post-employment compensation circumstances. With respect to the ITT Salaried Retirement Plan, frozen benefits under such plan may be deferred to age 65, but may become payable at early retirement age, or earlier for benefits under the Pension Equity Plan formula. Employees of the Company do not have to terminate employment in order to receive their benefits from the ITT Salaried Retirement Plan since the plan is now sponsored by Harris Corporation.
ITT Senior Executive Severance Pay Plan.    The ITT Senior Executive Severance Pay Plan provides overall cash severance benefits to executives, provides participants with outplacement assistance for one year and does not allow for the vesting of equity awards during the severance period. The amount of severance pay under this plan depends on the executive's base pay and years of service, not to exceed 12 months of base pay. The Company considers these severance pay provisions appropriate transitional provisions given the job responsibilities and competitive market in which senior executives function.
No severance is provided if an employee is terminated for cause, because the Company believes employees terminated for cause should not receive additional compensation.
In addition, the Company's obligation to continue severance payments stops if the executive does not comply with the Company's Code of Corporate Conduct. We consider this cessation provision to be critical to the Company's emphasis on ethical behavior. The Company's obligation to continue severance payments also stops if the executive does not comply with non-competition provisions of the ITT Senior Executive Severance Pay Plan. These provisions protect the integrity of our businesses and are consistent with typical commercial arrangements.
If a covered executive receives or is entitled to receive other compensation from another company, the amount of that other compensation could be used to offset amounts otherwise payable under the ITT Senior Executive Severance Pay Plan. For six months following the termination date, the executive will continue to be eligible for healthcare benefits and for 12 months the executive will entitled to outplacement support. Severance pay will start within 60 days following the covered executive's scheduled termination date.
Ms. Ramos.    Under the terms of Ms. Ramos' employment agreement, should Ms. Ramos be terminated by the Company other than for cause and other than in the event of a change of control, Ms. Ramos is entitled to a severance benefit in an amount equal to two times the sum of her then-current base salary and target annual incentive. The information under the heading "CEO Compensation and Employment Agreement" and the Potential Post-Employment Compensation table for Ms. Ramos below provides additional information.

ITT Senior Executive Change in Control Severance Pay Plan.    This plan provides two levels of benefits for covered executives, based on their position within the Company. The Compensation and Personnel Committee considered two levels of benefits appropriate based on the relative ability of each level of employee to influence future Company performance. Executive Vice Presidents and Senior Vice Presidents receive the higher level and certain Vice Presidents the second level. Under the ITT Senior Executive Change in Control Severance Pay Plan, if a covered executive is terminated within two years of a change in control or in contemplation of a change in control event that ultimately occurs or if the covered executive terminates his or her employment for good reason within two years of a change in control, he or she would be entitled to:

•	Any accrued but unpaid base salary, bonus (AIP award), vacation and unreimbursed expenses;

•	Two or three times the current base salary and target annual incentive as of the termination date;

•
A lump sum payment equal to two or three times the highest annual base salary rate during the three years preceding termination or an acceleration event times the highest percentage rate of the Company's contributions to the ITT Retirement Savings Plan and the ITT Supplemental Retirement Savings Plan, such percentage rate not to exceed 7% per year;

•	Subsidized healthcare benefits for six months after termination; and

•	One year of outplacement assistance.
All of the NEOs, other than Ms. Ramos, are covered at the highest level of benefits. The severance terms for Ms. Ramos in the occurrence of an acceleration event are covered under her employment agreement.
Change in Control Arrangements. There are change in control provisions in various Company plans, which were adopted to mitigate the concern that, in the event the Company is considering a change in control transaction, the employees involved in considering the transaction might otherwise be motivated to act in their own interests rather than in the interests of the shareholders.
The payment or vesting of awards or benefits under certain of the plans listed below are accelerated solely upon the occurrence of a change in control of the Company. As described on the next page, our equity plans and our severance pay plans have "double triggers," requiring both a change in control and a termination of employment to accelerate the vesting of unvested awards.
The following Company plans have change in control provisions:

•	2011 Omnibus Incentive Plan	•	ITT Change in Control Severance Pay Plan
•	2003 Equity Incentive Plan	•	ITT Deferred Compensation Plan
•	ITT Annual Incentive Plan for Executive Officers	•	ITT Supplemental Retirement Savings Plan
•	ITT Senior Executive Change in Control Severance Pay Plan	•	Ramos Employment Agreement
The 2011 Plan, 2003 Equity Incentive Plan, ITT Annual Incentive Plan for Executive Officers, ITT Senior Executive Change in Control Severance Pay Plan, and ITT Change in Control Severance Pay Plan consider a change in control to have occurred if one of the following acceleration events occurs:

1.
A report on Schedule 13D was filed with the SEC disclosing that any person, other than the Company or one of its subsidiaries or any employee benefit plan that is sponsored by the Company or a subsidiary, had become the beneficial owner of 20% or more of the Company's outstanding stock.

2.
A person other than the Company or one of its subsidiaries or any employee benefit plan that is sponsored by the Company or a subsidiary purchased the Company's shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 20% or more of the Company's outstanding stock.

3.	The shareholders of the Company approved, and the Company fully executed:

(a)
Any consolidation, business combination or merger of the Company other than a consolidation, business combination or merger in which the shareholders of the Company immediately prior to the merger would hold 50% or more of the combined voting power of the Company or the surviving corporation of the merger and would have the same proportionate ownership of common stock of the surviving corporation that they held in the Company immediately prior to the merger; or

(b)	Any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company.

4.
A majority of the members of the Board of Directors of the Company changed within a 12 month period, unless the election or nomination for election of each of the new directors by the Company's shareholders had been approved by two-thirds of the directors still in office who had been directors at the beginning of the 12 month period or whose nomination for election or election was recommended or approved by a majority of directors who were directors at the beginning of the 12 month period.

5.
Any person other than the Company or one of its subsidiaries or any employee benefit plan sponsored by the Company or a subsidiary became the beneficial owner of 20% or more of the Company's outstanding stock.

The ITT Supplemental Retirement Savings Plan and ITT Deferred Compensation Plan consider a change in control to have occurred if one of the following acceleration events occurs:

1.
A majority of the members of the Board of Directors of the Company changed within a 12 month period, unless the election or nomination for election of each of the new directors by the Company's shareholders had been approved by two-thirds of the directors still in office who had been directors at the beginning of the 12 month period or whose nomination for election or election was recommended or approved by a majority of directors who were directors at the beginning of the 12 month period.

2.
Any one person, or more than one person acting as a group (as defined in Treasury Regs. 1.409A-2(i)(5)(v)(B)), acquires ownership of shares that, together with shares held by such person or group constitutes more than 50% of the total fair market value or total voting power of the shares of the Corporation.

3.
Either (i) a person, or more than one person acting as a group (as defined in Treasury Regs. 1.409A-2(i)(5)(v)(B)), acquires ownership of shares possessing 30% or more of the total voting power of the shares of the Corporation, taking into account all such shares acquired during the 12 month period ending on the date of the most recent acquisition, or (ii) a majority of the members of the Board of Directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder.

4.
A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group (as defined in Treasury Regs. 1.409A-2(i)(5)(v)(B)), other than a person or group of persons that is related to the Company, acquires assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12 month period ending on the date of the most recent acquisition.

Beginning with the Company's annual grant cycle in March 2014, all long-term incentive awards (performance units, RSUs and stock options) have included a "double trigger" provision, whereby no benefits will be paid to an executive unless (i) a change in control of the Company has occurred and (ii) there has been a specified change in the employment status of the executive within a period of time following the change in control. For example, if a covered executive is terminated without cause within two years of a change in control or terminates his or her employment for good reason within two years of a change in control, or is terminated before the change in control occurs, but after its announcement or at the request of a participant, he or she would be entitled to vesting of long-term incentive awards pursuant to the award agreements. The ITT Senior Executive Change in Control Severance Plan and ITT Change in Control Severance Pay Plan also have double trigger provisions. We utilize "double trigger" vesting to ensure management talent will be available to assist in the successful integration following a change in control and to align with prevailing governance practices.
Potential post-employment compensation arrangements are more fully described for the NEOs in the following table. As noted above, this table assumes a triggering event as of December 31, 2016.

	Resignation or Termination for Cause	Death or Disability	Termination Not For Cause	Termination Not For Cause or With Good Reason After Change of Control
Denise L. Ramos
Cash Severance(1)	$—	$—	$2,000,000	$3,000,000
AIP	—	—	2,000,000	3,000,000
Unvested Equity Awards(2)	—	8,562,757	4,150,642	8,562,757
ITT Supplemental Retirement Savings Plan(3)	—	—	—	210,000
Other Benefits(4)	—	—	59,124	73,686
Total(5)	$—	$8,562,757	$8,209,766	$14,846,443
Thomas M. Scalera
Cash Severance(1)	$—	$—	$583,333	$1,500,000
AIP	—	—	—	1,125,000
Unvested Equity Awards(2)	—	1,852,213	910,698	1,852,213
ITT Supplemental Retirement Savings Plan(3)	—	—	—	105,000
Other Benefits(4)	—	—	37,896	37,896
Total(5)	$—	$1,852,213	$1,531,927	$4,620,109
Luca Savi
Cash Severance(1)	$—	$—	$471,750	$1,415,250
AIP	—	—	—	1,061,438
Unvested Equity Awards(2)	—	1,400,917	723,551	1,400,917
ITT Supplemental Retirement Savings Plan(3)	—	—	—	—
Other Benefits(4)	—	—	30,000	30,000
Total(5)	$—	$1,400,917	$1,225,301	$3,907,605
Mary Beth Gustafsson
Cash Severance(1)	$—	$—	$412,154	$1,339,500
AIP	—	—	—	1,004,625
Unvested Equity Awards(2)	—	1,788,456	1,074,417	1,788,456
ITT Supplemental Retirement Savings Plan(3)	—	—	—	93,765
Other Benefits(4)	—	—	37,896	37,896
Total(5)	$—	$1,788,456	$1,524,466	$4,264,242
Aris C. Chicles(6)
Cash Severance(1)	$—	$—	$530,833	$—
AIP	—	—	—	—
Unvested Equity Awards(2)	—	—	859,926	—
ITT Supplemental Retirement Savings Plan(3)	—	—	—	—
Other Benefits(4)	—	—	37,896	—
Total(5)	$—	$—	$1,428,655	$—

(1)
Under the terms of Ms. Ramos' employment agreement, should she be terminated other than for cause and other than for an acceleration event, Ms. Ramos will be entitled to receive severance pay in an amount equal to two times the sum of her (x) annual base salary and (y) target annual incentive. Under the ITT Senior Executive Severance Pay Plan, Mr. Scalera's 2011 employment letter entered into at the time of the Spin Transaction, and as described elsewhere in this section, the other NEOs will receive base salary after termination without cause for the following severance periods: Mr. Scalera 14 months, Mr. Savi 12 months, Ms. Gustafsson 48 weeks, and Mr. Chicles 14 months. In the event of termination following a change of control, all NEOs, with the exception of Ms. Ramos, are covered under the Company's ITT Senior Executive Change in Control Severance Pay Plan, described elsewhere in this section and, under the terms of the plan, would be paid a lump sum payment equal to the sum of (x) three (3) times the current annual base salary rate paid at the time of termination of employment, and (y) three (3) times the current annual bonus paid or awarded (whether or not deferred). In the event of termination following a change of control, Ms. Ramos will, subject to certain conditions and limitations set forth in her employment agreement, be entitled to severance pay in an amount equal to three times the sum of (x) annual base salary and (y) the greater of the annual incentive (assumed at target) or the actual bonus most recently paid, payable in installments over 24 months. Mr. Savi's salary and AIP have been converted from Euro to U.S. dollars using the 2016 average exchange rate of 1.11.

(2)
Unvested equity awards reflect the market value of stock and in the money value of stock options based on the Company's December 30, 2016 closing stock price of $38.57. Termination provisions are set forth in the specific award agreements.

(3)
No additional ITT Supplemental Retirement Savings Plan payments are made in the event of voluntary or involuntary termination, or termination for cause. Amount reflects the additional cash payment representing Company contributions, which would be made following a change of control as described in the ITT Senior Executive Change in Control Severance Pay Plan.

(4)
"Other Benefits" includes healthcare benefits and outplacement services. Under Ms. Ramos' employment agreement, Ms. Ramos will continue to be eligible to participate in Company benefit plans for a period of two years after termination not for cause. Under the ITT Senior Executive Severance Pay Plan, the other NEOs will continue to receive subsidized healthcare benefits during the severance period for the first six months after termination without cause. In the event of a change of control, Ms. Ramos will continue to be eligible to participate in Company benefit plans for a period of three years as outlined in her employment agreement. The other NEOs are covered under the ITT Senior Executive Change in Control Severance Pay Plan, and will receive subsidized healthcare benefits during the severance period for the first six months after termination without cause.

(5)
Values in this table show the full payments per the applicable plan documents under the potential termination scenarios. In the event of a change of control a "best net" provision would apply, which provides either an unreduced benefit or a reduction in payments sufficient to avoid triggering an excise tax, whichever is better after-tax.

(6)
Mr. Chicles will depart the Company effective March 30, 2017. The values reported in this table reflect the amounts that we will pay to Mr. Chicles pursuant to the terms of his separation agreement and applicable award agreements for equity incentive awards granted under the 2011 Plan. Mr. Chicles' departure is regarded as a termination not for cause for purposes of his LTI awards.

Compensation and Personnel Committee Report
ITT's Compensation and Personnel Committee is responsible for the overall design and governance of the Company's executive compensation program, senior leadership development and talent management programs. The Compensation and Personnel Committee's primary objective is to establish a competitive executive compensation program that clearly links executive compensation to business performance and shareholder return. The Compensation and Personnel Committee considers and monitors appropriate risk factors in structuring compensation to discourage unnecessary or excessive risk-taking behaviors and encourage long-term value creation.
Recommendation Regarding Compensation Discussion and Analysis. In performing its governance function, with regard to the Compensation Discussion and Analysis, the Compensation and Personnel Committee relied on statements and information prepared by the Company's management. It also relied on information provided by Pay Governance. The Compensation and Personnel Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Compensation and Personnel Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in the Company's 2016 Annual Report on Form 10-K and this Proxy Statement.
This report is furnished by the members of the Compensation and Personnel Committee.

• Christina A. Gold (Chair)	• Donald DeFosset, Jr.	• Rebecca A. McDonald
• Orlando D. Ashford	• Richard P. Lavin
2016 Non-Management Director Compensation
The table below represents the 2016 compensation for our non-management directors. As discussed in more detail in the narrative following the table, all non-management directors receive the same cash fees and stock awards for their service, which consists of a $100,000 annual cash retainer and an annual RSU award with a value of $100,000, except for the following: Mr. MacInnis, as Non-Executive Chairman, received an additional $62,500 cash payment and an additional RSU award with a value of $62,500; Mr. D'Aloia as Audit Committee Chair, received an additional $15,000 cash payment; and Ms. Gold as Compensation and Personnel Committee Chair, received an additional $10,000 cash payment. As a management director, Ms. Ramos does not receive compensation for Board service.
Compensation is paid to non-management directors in a lump sum following the annual meeting at which they are elected. Non-management directors who join the Board of Directors during the course of a year receive their compensation promptly following their election, in amounts that are pro-rated to reflect their partial year of service on the Board. Non-management directors may also choose to defer receipt of either or both of their cash retainer and equity retainer. The grant date fair value of stock awards granted to non-management directors in 2016 is provided in footnote (2) to the table below. Stock awards are composed of RSUs.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Orlando D. Ashford	$100,000	$100,014	$200,014
G. Peter D'Aloia	115,000	100,014	215,014
Geraud Darnis	100,000	100,014	200,014
Donald DeFosset, Jr.	100,000	100,014	200,014
Nicholas C. Fanandakis(3)	66,667	66,680	133,347
Christina A. Gold	110,000	100,014	210,014
Richard P. Lavin	100,000	100,014	200,014
Frank T. MacInnis	162,500	162,506	325,006
Rebecca A. McDonald	100,000	100,014	200,014
Timothy H. Powers	100,000	100,014	200,014

(1)
Fees may be paid in cash at the time they are earned, or deferred, at the election of the director. Non-management directors may irrevocably elect deferral into an interest-bearing cash account or into the ITT Stock Fund, which is a tracking fund that invests in Company stock.

(2)
Awards are made in RSUs and they reflect a grant date fair value computed in accordance with GAAP. The grant date fair value of the RSUs granted on May 11, 2016, the date of our 2016 annual meeting, was $100,014. The closing price of ITT stock on that date was $34.97. The equity component of the non-management director compensation program was increased from $90,000 to $100,000 in May 2016 after a review by Pay Governance of market comparison data. Non-management director compensation had been unchanged since prior to the Spin Transaction.

(3)
Mr. Fanandakis was elected to the Board of Directors on October 20, 2016 and therefore he received compensation that was pro-rated to reflect his partial year of service on the Board for the 2016-2017 director term. He was paid cash of $66,667 and was granted RSUs on October 20, 2016 with a grant date fair value of $66,680 on the grant date. The closing price of ITT stock on that date was $34.16.

Non-Management Director Stock Awards and Option Awards Outstanding at December 31, 2016
Fiscal Year-End

Non-Management Director Name	Stock Awards	Option Awards
Orlando D. Ashford	2,860	—
G. Peter D'Aloia	12,396	—
Geraud Darnis	2,860	—
Donald DeFosset, Jr.	5,079	—
Nicholas C. Fanandakis	1,952	—
Christina A. Gold	20,997	—
Richard P. Lavin	2,860	—
Frank T. MacInnis	20,397	1,430
Rebecca A. McDonald	5,031	—
Timothy H. Powers	5,031	—
Outstanding stock awards include unvested RSUs granted under the 2011 Plan and vested but deferred restricted shares and RSUs granted under the 2011 Plan, the ITT 1996 Restricted Stock Plan for Non-Employee Directors and the Amended and Restated 2003 Equity Incentive Plan. RSUs granted to non-management directors vest one business day prior to the next annual meeting. Unvested RSUs do not earn dividends or carry voting rights while unvested, however dividend equivalents are accrued during this period and are paid out in cash following vesting of the award.
ITT reimburses directors for expenses they incur to travel to and from Board, Committee and shareholder meetings and for other Company-business related expenses (including travel expenses of spouses if they are specifically invited to attend an event for appropriate business purposes).

Non-Management Director Stock Ownership Guidelines.  ITT's stock ownership guidelines currently provide for non-management directors to achieve stock ownership levels of five times the annual base cash retainer amount within five years of joining the Board. Non-management directors receive a portion of their retainer in RSUs, which are paid in shares when the RSUs vest. Non-management directors are required to hold such shares until their total share ownership meets or exceeds the ownership guidelines. Both the guidelines, and compliance with the guidelines, are monitored periodically. All non-management directors with at least one full year of service on the Board of Directors own stock in the Company. Directors are also subject to the Company's policy prohibiting hedging and speculative trading in and out of the Company's securities, including short sales and leverage transactions, such as puts, calls, and listed and unlisted options. The Company also prohibits directors from pledging Company securities as collateral for a loan.
Indemnification and Insurance.  As permitted by its By-laws, ITT indemnifies its directors to the full extent permitted by law and maintains insurance to protect the directors from liabilities, including certain instances where ITT could not otherwise indemnify them. All directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with $1,000,000 of coverage. They may elect to purchase additional coverage under that policy. Non-management directors also may elect to participate in an optional non-contributory group life insurance plan that provides $100,000 of coverage.
Stock Ownership of Directors, Executive Officers and Certain Shareholders
The following table shows the beneficial ownership of our common stock, as of January 31, 2017, by each director, by each of the NEOs, and by all directors and executive officers as a group.
The number of shares beneficially owned by each non-management director or executive officer has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares which the person would have the right to acquire beneficial ownership of within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each non-management director or executive officer has sole dispositive and voting power, or shares those powers with his or her spouse. No directors or executive officers have pledged any shares of common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership				Percent of Class
	Total Shares Beneficially Owned	Shares Owned Directly(1)	Options(2)	Stock Units(3)
Denise L. Ramos	620,603	134,628	465,865	20,110	*
Thomas M. Scalera	151,612	32,029	115,848	3,735	*
Luca Savi	49,909	15,714	29,970	4,225	*
Mary Beth Gustafsson	26,220	—	13,405	12,815	*
Aris C. Chicles	66,950	25,735	37,480	3,735	*
Orlando D. Ashford	13,389	13,389	—	—	*
G. Peter D'Aloia	13,782	4,246	—	9,536	*
Geraud Darnis	11,658	11,658	—	—	*
Donald DeFosset, Jr.	13,932	11,713	—	2,219	*
Nicholas C. Fanandakis	—	—	—	—	*
Christina A. Gold	35,951	17,814	—	18,137	*
Richard P. Lavin	7,393	7,393	—	—	*
Frank T. MacInnis	39,580	22,400	1,430	15,750	*
Rebecca A. McDonald	5,205	3,034	—	2,171	*
Timothy H. Powers	2,728	557	—	2,171	*
All Directors and Executive Officers as a Group (18 persons)	1,079,021	306,075	676,847	96,099	1.2%

*	Less than 1%

(1)	Includes units held as of January 31, 2017 representing interests in the ITT Stock Fund held within the ITT Retirement Savings Plan.

(2)	Exercisable within 60 days of January 31, 2017. The amounts for our executive officers include stock options that vested and became exercisable in March 2017.

(3)
Reflects RSUs that vest or that may be settled within 60 days of January 31, 2017. The amounts for Ms. Ramos, Mr. Scalera, Mr. Chicles and Mr. Savi include RSUs that vested, and were settled in stock, in March 2017. Non-management directors' total shares beneficially owned include RSUs that have vested but for which settlement is deferred until a later date.

The principal occupation and certain other information about the nominees is set forth in "Election of Directors (Proxy Item No. 1)."
The following table gives information about each person or group of persons whom the Company knows to be the beneficial owner of more than 5% of the outstanding shares of common stock based on information filed by that entity with the SEC on the dates indicated below.

Name and address of beneficial owner	Number of Shares Beneficially Owned	Percent of Class(4)
Capital Research Global Investors(1) 333 South Hope Street Los Angeles, CA 90071	9,710,009	11.00%
The Vanguard Group(2) 100 Vanguard Blvd Malvern, PA 19355	7,485,692	8.48%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10022	6,730,152	7.60%

(1)
As reported on Amendment 3 to Schedule 13G filed on February 13, 2017, Capital Research Global Investors has sole voting power with respect to 9,710,009 shares, sole dispositive power with respect to 9,710,009 shares, and no shared voting or shared dispositive power with respect to any shares.

(2)
As reported on Amendment 5 to Schedule 13G filed on February 10, 2017, The Vanguard Group has sole voting power with respect to 52,944 shares, shared voting power with respect to 10,496 shares, sole dispositive power with respect to 7,426,813 shares, and shared dispositive power with respect to 58,879 shares.

(3)
As reported on Amendment No. 4 to Schedule 13G filed on January 25, 2017, BlackRock, Inc. has sole voting power with respect to 6,399,748 shares, sole dispositive power with respect to 6,730,152 shares, and no shared voting or dispositive power with respect to any shares.

(4)	Calculations based on the Company's shares outstanding as of January 31, 2017.
Section 16(a) Beneficial Ownership Reporting Compliance
The members of the Board of Directors, the executive officers and persons who hold more than 10% of the outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of, and transactions in, our common stock. Based on our records and other information, we believe that in 2016 our directors and our executive officers who are subject to Section 16(a) met all applicable filing requirements.
Other Matters
Information about the Proxy Statement & Voting
Proxy Statement
This Proxy Statement is furnished to the shareholders of record of ITT Inc., an Indiana corporation in connection with the solicitation of proxies on behalf of the Board of Directors of the Company, for use at the Annual Meeting of Shareholders to be held on May 10, 2017. The Annual Meeting will be held at 9:00 a.m. Eastern Time at ITT Inc. Headquarters, 1133 Westchester Avenue, White Plains, NY 10604.
Why did I receive these proxy materials?    Beginning on or about March 27, 2017, this Proxy Statement is being mailed or made available, as the case may be, to shareholders who were shareholders as of March 13, 2017, the record date, as part of the Board of Directors' solicitation of proxies for the Annual Meeting, including any adjournments or postponements thereof. This Proxy Statement and the ITT 2016 Annual Report to Shareholders (the "Annual Report") and Annual Report on Form 10-K (which have been furnished to shareholders eligible to vote at the Annual Meeting) contain information that the Board of Directors believes is relevant to shareholders in voting on the matters to be addressed at the Annual Meeting.
Who is entitled to vote?    You can vote if you owned shares of the Company's common stock as of the close of business on March 13, 2017, the record date.
How do I get admitted to the Annual Meeting?    Only shareholders of record or beneficial owners of the Company's common stock as of the record date may attend the Annual Meeting in person. You will need an admission ticket or proof of ownership to enter the Annual Meeting. An admission ticket is attached to your proxy card if you hold shares directly in your name as a shareholder of record. If you received a Notice of Internet Availability of Proxy Materials (a "Notice"), your Notice is your admission ticket. We encourage you to vote your proxy as soon as possible, even if you plan to attend the Annual Meeting, but please keep the admission ticket and bring it with you to the Annual Meeting.
If your shares are held beneficially in the name of a broker, bank or other holder of record, you must present proof of your ownership of common stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. Please note that if you plan to attend the Annual Meeting in person and would like to vote there, you will need to bring a legal proxy from your broker, bank or other holder of record as explained below. If your shares are held beneficially and you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of common stock, to:
ITT Inc.
1133 Westchester Avenue
White Plains, NY 10604
Attn: Corporate Secretary
Shareholders also must present a form of photo identification, such as a driver's license, in order to be admitted to the Annual Meeting. No cameras, recording equipment, large bags or packages will be permitted in the Annual Meeting.

Voting Information
How do I vote?    Shareholders may vote using any of the following methods:
By telephone or on the Internet
You can vote by calling the toll-free telephone number on your proxy card or Notice. Please have your proxy card or Notice handy when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
The website for Internet voting is www.proxyvote.com. Please have your proxy card or Notice handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.
Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on May 9, 2017. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive.
If you vote by telephone or on the Internet, you do not need to return your proxy card.
By mail
If you received your Annual Meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.
In person at the Annual Meeting
All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting. We encourage you to vote as soon as possible, even if you intend to attend the Annual Meeting in person.
By granting a proxy or submitting voting instructions
You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or other holder of record.
What is the difference between a registered owner and a beneficial owner?  If your shares are registered in your name with ITT's transfer agent, Wells Fargo Shareholder Services, you are a "registered owner," also sometimes referred to as the "shareholder of record" of those shares.
If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the "beneficial owner" of those shares, and this Proxy Statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.
How many votes do I have?    You have one vote for every share of common stock that you own as of the record date.
Why does the Board solicit proxies from shareholders? Since it is impractical for all shareholders to attend the Annual Meeting and vote in person, the Board of Directors recommends that you appoint the two people named on the accompanying proxy card to act as your proxies at the Annual Meeting.
What items are on the agenda for the Annual Meeting? There are four formal items scheduled to be voted upon at the Annual Meeting as described in the Notice of 2017 Annual Meeting of Shareholders. As of the date of this Proxy Statement, there are no other matters that the Board of Directors intends to present, or has reason to believe others will present, at the Annual Meeting. If you have returned your signed and completed proxy card and other matters are properly presented for voting at the Annual Meeting, the people named on the accompanying proxy card (or, if applicable, their substitutes), will have the discretion to vote on those matters for you.
How will my shares be voted at the Annual Meeting?    At the Annual Meeting, the people named on the accompanying proxy card (or if applicable, their substitutes), will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board of Directors recommends, which is set forth under "Proxy Statement Highlights" on page 1 of this Proxy Statement. With respect to any other business as may properly come before the Annual Meeting, your shares will be voted in accordance with the judgment of the persons voting the proxy.
What if I change my mind?    As a holder of record of common stock, you may revoke or change your proxy at any time before the Annual Meeting by filing a notice of revocation or another signed, later-dated proxy card with the Corporate Secretary of the Company, at the Company's principal executive offices as listed on the first page of this Proxy Statement. You may also revoke your proxy by attending the Annual Meeting and voting in person. If you are a beneficial owner of common stock, you should follow the voting directions you will receive from your broker, bank or other holder of record along with the Company's proxy solicitation materials. As previously noted, you will need a legal proxy from your broker, bank or other holder of record if you prefer to cast your vote in person at the Annual Meeting.
How many shares of ITT stock are outstanding?    As of March 13, 2017, the record date, 88,664,466 shares of common stock were outstanding.
How many holders of ITT outstanding shares must be present to hold the Annual Meeting?    In order to conduct business at the Annual Meeting, it is necessary to have a quorum. To have a quorum, shareholders entitled to cast a majority of votes at the Annual Meeting must be present in person or by proxy. The inspectors of election appointed for the Annual Meeting will separately tabulate all affirmative and negative votes, abstentions and "broker non-votes." Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
What is a "broker non-vote"?    If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares with respect to certain items of business. If you do not provide voting instructions, your shares will not be voted on any item of business on which the broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte as the Company's independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, the advisory vote on the compensation of the Company's named executive officers or the advisory vote regarding the frequency of future shareholder votes on the compensation of the Company's named executive officers without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these items of business.
If you hold shares of common stock through a broker, bank or other holder of record, follow the voting instructions you receive from that organization.
How many votes are required to elect Directors? How many votes are required for other agenda items to pass?
Election of Directors.   The Company's By-laws provide that in uncontested elections, a director nominee shall be elected by a majority of the votes cast by the shareholders represented in person or by proxy at the Annual Meeting. A "majority of the votes cast" means that the number of votes cast "for" a director nominee must exceed the number of votes cast "against" that nominee (with abstentions and broker non-votes not counted as votes cast with respect to that director nominee). The By-laws further provide that in uncontested elections, any director nominee who fails to be elected by a majority, but who also is a director at the time, shall promptly provide a written conditional resignation, as a holdover director, to the Chairman of the Board or the Corporate Secretary, and remain a director until a successor is elected and qualified. The Nominating and Governance Committee shall promptly consider the resignation and all relevant facts and circumstances concerning any vote and the best interests of the Company and its shareholders. After consideration, the Nominating and Governance Committee shall make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee's recommendation no later than its next regularly scheduled Board meeting (after certification of the shareholder vote) or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision. As discussed above, brokers (and many banks and other record holders of "street name" shares that follow the applicable NYSE voting rules for member brokers) do not have discretionary voting power with respect to director elections unless they have customer voting instructions. This means that, without your voting instructions on this matter, a broker non-vote will occur because your broker (or bank or other holder of record) does not have the power to vote your shares on the election of directors. As a result, it is very important that you return voting instructions relating to the election of directors to your broker, bank or other holder of record.
All Other Matters.   The proposals relating to the selection of the Company's independent registered public accounting firm, the compensation of the Company's named executive officers and the frequency of future shareholder votes relating to the Company's named executive officers are each advisory in nature and non-binding. For each of these proposals to pass, the votes cast in favor of the proposal must exceed the votes cast against the proposal. If you abstain from voting or if there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast.
How do I vote if I am a participant in the ITT Retirement Savings Plan?   If you participate in the ITT Retirement Savings Plan (formerly the ITT Corporation Retirement Savings Plan), your plan trustee will vote the ITT shares credited to your ITT Retirement Savings Plan account in accordance with your voting instructions, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974 ("ERISA"). The trustee will vote the shares on your behalf because you are the beneficial owner, not the shareholder of record, of the shares held by the ITT Retirement Savings Plan. The trustee votes the shares held in your ITT Retirement Savings Plan account for which no voting instructions are received ("Undirected Shares") in the same proportion as the shares for which the trustee receives voting instructions, except as otherwise provided in accordance with ERISA. Under the ITT Retirement Savings Plan, participants are "named fiduciaries" to the extent of their authority to direct the voting of ITT shares credited to their savings plan accounts and their proportionate share of Undirected Shares. By submitting voting instructions by telephone, the Internet or by signing and returning the voting instruction card, you direct the trustee of the ITT Retirement Savings Plan to vote these shares, in person or by proxy at the Annual Meeting. ITT Retirement Savings Plan participants should mail their confidential voting instruction card to Broadridge Financial Solutions, Inc. ("Broadridge"), acting as tabulation agent, or vote by telephone or Internet. Instructions must be received by Broadridge no later than 11:59 p.m. Eastern Time on May 7, 2017.

How many shares are held by participants in the ITT Retirement Savings Plan?   As of March 13, 2017, the record date, the ITT Retirement Savings Plan held 193,566 shares of common stock (approximately 0.22% of the outstanding shares). J.P. Morgan Chase is trustee of the ITT Retirement Savings Plan.
Who counts the votes? Is my vote confidential?   In accordance with the By-laws, the Company will appoint two Inspectors of Election, who may be officers or employees of the Company, and they will tabulate the votes. The Inspectors of Election monitor the voting and also certify whether the votes of shareholders are kept in confidence in compliance with ITT's confidential voting policy.
Who will pay for the cost of this proxy solicitation?   ITT will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022, has been retained to assist in soliciting proxies for a fee of $12,500, plus distribution costs and other costs and expenses.
What is "householding" and how does it affect me?   The Company has adopted a procedure approved by the SEC called "householding." Under this procedure, beneficial shareholders who have the same address and last name and who do not participate in electronic delivery or Internet access of proxy materials will receive only one copy of the Company's Annual Report and Proxy Statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs, as well as natural resources. Each shareholder who participates in householding will continue to receive a separate proxy card or Notice. Your consent to householding is perpetual unless you revoke it. You may revoke your consent at any time by contacting Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, NY 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials.
Why did I receive a "Notice of Internet Availability of Proxy Materials" but no proxy materials?   We distribute our proxy materials to certain shareholders by giving notice to those shareholders that they may access their proxy materials on the Internet. This so-called "Notice and Access" approach, which is permitted by SEC rules, conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting to shareholders. On March 27, 2017, we mailed a "Notice of Internet Availability of Proxy Materials" to participating shareholders, containing instructions on how to access the proxy materials on the Internet.
How do I receive proxy materials electronically in the future?    This Proxy Statement and the Annual Report are available online at www.proxyvote.com. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.
Shareholders of Record.   You may sign up for the service by logging onto the Internet at www.proxyvote.com. Please have your proxy card handy when you go online.
Beneficial Owners.   You also may be able to receive copies of these documents electronically. Check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service or contact them regarding electronic delivery of materials.
How does a shareholder propose matters for consideration at the 2018 annual meeting of shareholders?
Proposals to be included in our proxy statement.   Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement for presentation at our 2018 annual meeting of shareholders, the proposal must be received by us by November 27, 2017. Any such proposal must comply with Rule 14a-8 under the Exchange Act.
Proposals to be brought before the 2018 annual meeting of shareholders.  A shareholder seeking to introduce an item of business at the 2018 annual meeting of shareholders must comply with the procedures set forth in our By-laws. If you intend to propose an item of business to be presented at our 2018 annual meeting of shareholders, you must notify us of your intention, in writing, on or after November 27, 2017, but not later than December 27, 2017. In the event that the date of the 2018 annual meeting of shareholders is changed by more than 30 days from the anniversary date of the Annual Meeting, such notice must be received not earlier than 120 calendar days prior to the 2018 annual meeting and not later than 90 calendar days prior to the 2018 annual meeting, or, if later, 10 calendar days following the date on which public announcement of the date of the 2018 annual meeting is first made.

For any special meeting of shareholders, the item of business must be received no earlier than 120 calendar days nor later than 90 calendar days prior to the date of the special meeting, or, if later, 10 calendar days following the date on which the public announcement of the date of the special meeting is first made.
How does a shareholder nominate directors for the 2018 annual meeting of shareholders?
Director nominations for inclusion in our proxy statement. In February 2016, we amended our By-laws to implement "proxy access," which allows a shareholder or group of shareholders meeting certain conditions to nominate directors for election at annual meetings of shareholders using our proxy statement. This provision allows a shareholder, or group of up to 20 shareholders, to nominate up to two director candidates or, if greater, up to 20% of the number of directors then serving on our Board of Directors, if the shareholder or group has owned continuously for at least three years a number of shares equal to at least three percent of our outstanding common stock measured as of the date we receive the nomination. The number of director candidates who may be nominated under our proxy access By-law will be reduced by the number of director nominations made under our advance notice By-law, as described in the following section.
If you intend to nominate a director for election at the 2018 annual meeting of shareholders using our proxy access By-law, you must submit the nomination, along with the other materials required by our By-laws, on or after October 28, 2017, but not later than November 27, 2017.
Director nominations to be brought before the 2018 annual meeting of shareholders. If you intend to nominate a director for consideration at the 2018 annual meeting of shareholders, you must notify us in writing of your intention to do so and provide us with the information required by our advance notice By-law on or after November 27, 2017, but not later than December 27, 2017. In the event that the date of the 2018 annual meeting of shareholders is changed by more than 30 days from the anniversary date of the Annual Meeting, such notice must be received not earlier than 120 calendar days prior to the 2018 annual meeting and not later than 90 calendar days prior to the 2018 annual meeting, or, if later, 10 calendar days following the date on which public announcement of the date of the 2018 annual meeting is first made.
For any special meeting of shareholders, a nomination to be brought before the meeting must be received no earlier than 120 calendar days nor later than 90 calendar days prior to the date of the special meeting, or, if later, 10 calendar days following the date on which the public announcement of the date of the special meeting is first made.
Note that any such nominations will not be included in or voted through the Company's proxy materials.
What information must I submit with a proposal or nomination? A shareholder's submission of a proposal or director nomination must include information specified in our By-laws concerning the proposal or nomination, as the case may be, and information as to the shareholder's ownership of common stock. Any person considering submission of a proposal for an item of business or a nomination to be considered at a shareholder meeting should carefully review our By-laws. We will not entertain any proposals or nominations at the 2018 annual meeting of shareholders that do not meet these requirements. The By-laws are available upon request, free of charge, from ITT Inc., 1133 Westchester Avenue, White Plains, NY 10604, Attention: Corporate Secretary. The By-laws were also filed as Exhibit 3.2 to the Current Report on Form 8-K that we filed with the SEC on May 16, 2016, which is available, free of charge, on the SEC's website, www.sec.gov, and our Investor Relations website, www.itt.com/investors.
Nominations of directors and notices relating thereto must meet all other qualifications and requirements of the Company's Corporate Governance Principles, the committee charters and Regulation 14A under the Exchange Act. Any shareholder nominees will be evaluated by the Nominating and Governance Committee of the Board using the same standards as it uses for all other director nominees. These standards are discussed in further detail elsewhere in this Proxy Statement under the heading of "Corporate Governance and Related Matters—Director Selection and Composition."
Where should I send a shareholder proposal or director nomination for the 2018 annual meeting of shareholders? If you intend to submit a proposal or director nomination, you must send the proposal or nomination, along with all information required by our By-laws, to our principal executive offices at: ITT Inc., 1133 Westchester Avenue, White Plains, NY 10604, Attention: Corporate Secretary. We strongly encourage any shareholder interested in submitting a proposal or director nomination to contact our Corporate Secretary in advance of the above deadlines to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws and the Company's By-laws. Submitting a shareholder proposal or nomination does not guarantee that we will include it in our Proxy Statement.

The chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.
Who can help answer my additional questions?    If you have any additional questions about the Annual Meeting or how to vote, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834. Banks and brokers may call collect at 212-750-5833.
Equity Compensation Plan Information
The following sets forth information concerning the shares of common stock that may be issued under equity compensation plans as of December 31, 2016.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans:
Approved by Security Holders(1)	2,398,858(2)	$30.57(3)	38,489,887(4)
Not Approved by Security Holders	—	—	—
Total	2,398,858	$30.57	38,489,887

(1)
Equity compensation plans approved by shareholders include the 2003 Equity Incentive Plan and the 2011 Plan. Since the approval of the 2011 Plan, no additional awards will be granted under the ITT Amended and Restated 2003 Equity Incentive Plan.

(2)
This amount includes 1,450,376 shares of common stock that are issuable upon the exercise of outstanding stock options, 660,895 shares of common stock that are deliverable under restricted stock unit awards and 287,587 shares of common stock that may be issued under outstanding performance units, which reflects the 2014 performance units at their actual 0% payout and the 2015 and 2016 performance units at the target (100%) number of shares that may be issuable under such awards. The weighted-average remaining contractual life of the total number of outstanding options was 7.8 years as disclosed in Note 16 to the Consolidated Financial Statements in the Company's 2016 Annual Report on Form 10-K. The number of shares, if any, to be issued pursuant to outstanding performance units can range from zero to 200% of the units initially awarded based on our achievement, over a three-year period, of the performance goals described in this Proxy Statement.

(3)	The weighted-average exercise price pertains only to outstanding options and not to outstanding restricted stock units or performance units, which by their nature have no exercise price.

(4)	This amount represents the number of shares available for issuance pursuant to equity awards that may be granted in the future under the 2011 Plan.
Form 10-K
The Company filed its Annual Report on Form 10-K for the 2016 fiscal year with the SEC on February 17, 2017. A copy of the Company's Form 10-K (without exhibits or documents incorporated by reference) is included in the 2016 Annual Report to Shareholders that is being delivered or made available via the Internet concurrently with this Proxy Statement to all shareholders.
By Order of the Board of Directors,

Lori B. Marino
Corporate Secretary
Dated: March 27, 2017

Appendix A

List of Companies Utilized from the Willis Towers Watson Compensation Data Bank (CDB) Analysis

2016 Benchmark Group — Willis Towers Watson CDB (Industrials, Materials, and Energy Companies with Revenue Between Approximately $1.25 & $5.0 Billion)
A.O. Smith	Exelis	Rollins
ABM Industries	Exterran	Rowan Companies
Allegion	Fortune Brands Home & Security	Sensata Technologies
Alliant Techsystems	GATX	ShawCor
Americas Styrenics	Glatfelter	Sigma-Aldrich
AMETEK	Granite Construction	Snap-on
Armstrong World Industries	H.B. Fuller	Sonoco Products
Axiall Corporation	Harsco	Spirit Airlines
Babcock & Wilcox	Herman Miller	SPX
Boise Cascade	Hexcel	Steelcase
Chemtura	HNI	Stolt-Nielsen
Cintas	Hubbell	SunCoke Energy
Clearwater Paper Corporation	International Flavors & Fragrances	Toro
Colfax Corporation	Kennametal	Trinity Industries
Cubic	Kinross Gold	Tronox
Curtiss-Wright	Magellan Midstream Partners	United Launch Alliance
Cytec	Meritor	United Rentals
Deluxe	Nortek	USG Corporation
Donaldson Company	Pall Corporation	UTi Worldwide
Energen	Pitney Bowes	Vulcan Materials
Energy Solutions	PolyOne	Westlake Chemical
EnLink Midstream	Regal-Beloit	Worthington Industries
Equifax	Rockwell Collins	Xylem
Esterline Technologies

ITT INC.
1133 WESTCHESTER AVENUE
WHITE PLAINS, NY 10604
WWW.ITT.COM
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Telephone and Internet voting are available through 11:59 p.m. Eastern Time on May 9, 2017. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by telephone or on the Internet, you do not need to mail back your proxy card.
VOTE BY TELEPHONE — 1-800-690-6903
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to:
Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E00055-P72194	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

ITT INC.
The Board of Directors recommends a vote FOR each of these 10 nominees:					The Board of Directors recommends a vote FOR Proposals 2 and 3:	For	Against	Abstain
Proposal 1: Election of Directors					Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2017 fiscal year	☐	☐	☐
Nominees:	For	Against	Abstain
1a. Orlando D. Ashford	☐	☐	☐
1b. Geraud Darnis	☐	☐	☐		Proposal 3: Approval of an advisory vote on executive compensation	☐	☐	☐
1c. Donald DeFosset, Jr.	☐	☐	☐
1d. Nicholas C. Fanandakis	☐	☐	☐		The Board of Directors recommends a vote for ONE YEAR on Proposal 4:	One	Two	Three	Abstain
1e. Christina A. Gold	☐	☐	☐		Proposal 4: Advisory vote on the frequency of future shareholder votes on executive compensation	☐	☐	☐	☐
1f. Richard P. Lavin	☐	☐	☐
1g. Frank T. MacInnis	☐	☐	☐
1h. Rebecca A. McDonald	☐	☐	☐
1i. Timothy H. Powers	☐	☐	☐
1j. Denise L. Ramos	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated:
			Yes	No
Please indicate if you plan to attend this meeting:			☐	☐

(NOTE: Please sign exactly as your name or names appear(s) on this Proxy Card. When signing as attorney, executor, officer, administrator, trustee, custodian or guardian, please indicate full title. If there is more than one named shareholder, all should sign unless evidence or authority to sign on behalf of others is attached.)

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners, if applicable)		Date

ADMISSION TICKET
Annual Meeting of Shareholders
Wednesday, May 10, 2017
9:00 a.m., Eastern Time
ITT Inc. Headquarters
1133 Westchester Avenue
White Plains, NY 10604
Shareholders will be admitted to the Annual Meeting beginning at 8:30 a.m. Eastern Time.
If you wish to attend, please plan to arrive early since seating will be limited. For directions, contact us at (914) 641-2000.
If you plan to attend the Annual Meeting, please bring this admission ticket with you.
Note: If you plan to attend the Annual Meeting, please indicate your intention to attend by marking the appropriate box on the attached proxy card. If you plan to attend the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection.
This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.
Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Time on Wednesday, May 10, 2017 at ITT Inc. Headquarters, 1133 Westchester Avenue, White Plains, NY 10604:
The proxy materials for ITT's 2017 Annual Meeting of Shareholders, including the 2016 Annual Report to Shareholders and the 2017 Notice and Proxy Statement are available on the Internet. To view these proxy materials, please visit www.proxyvote.com.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ITT INC. FOR THE ANNUAL MEETING TO BE HELD MAY 10, 2017

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Thomas M. Scalera and Mary Beth Gustafsson, or either of them, each with full power of substitution as proxies, to vote all shares of ITT Inc. common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the Annual Meeting and at adjournments or postponements.

For participants in the ITT Retirement Savings Plan:
Under the savings plan, participants are "named fiduciaries" to the extent of their authority to direct the voting of ITT shares credited to their savings plan accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, "Undirected Shares"). ITT Retirement Savings Plan participants should mail their confidential voting instruction card to Broadridge Financial Solutions, Inc., acting as tabulation agent, or vote by telephone or Internet. Instructions must be received by Broadridge before 11:59 p.m. Eastern Time on May 7, 2016. The trustee of the savings plan will vote Undirected Shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA. By submitting voting instructions by telephone, Internet, or by signing and returning this proxy form, you direct the trustee of the savings plan to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting.

The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the Annual Meeting and at adjournments or postponements.

Address Changes / Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be dated and signed on the reverse side.)